Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

OMEGA HEALTHCARE INVESTORS, INC.,

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,

MEDEQUITIES REALTY TRUST, INC.,

MEDEQUITIES OP GP, LLC

and

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP

dated as of

January 2, 2019

 -i-

Table of Contents

(continued)

 -ii-

Table of Contents

(continued)

 -iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of January 2, 2019, is by and among Omega Healthcare Investors, Inc., a Maryland corporation (“Parent”), OHI Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Parent Operating Partnership” and, together with Parent, the “Parent Parties”), MedEquities Realty Trust, Inc., a Maryland corporation (the “Company”), MedEquities OP GP, LLC, a Delaware limited liability company and the sole general partner of the Company Operating Partnership (the “Company General Partner”), and MedEquities Realty Operating Partnership, LP, a Delaware limited partnership (the “Company Operating Partnership” and, collectively with the Company and the Company General Partner, the “Company Parties”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, the Parent Operating Partnership, the Company, the Company General Partner and the Company Operating Partnership are each individually referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Company is a Maryland corporation operating as a “real estate investment trust” (“REIT”) for U.S. Federal income tax purposes;

WHEREAS, Parent is a Maryland corporation operating as a REIT for U.S. Federal income tax purposes;

WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Parent, with Parent being the surviving entity (the “Merger”), and each share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock” or “Company Shares”), issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (as amended, the “MGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors” or the “Company Board”) has (i) authorized, adopted and approved the execution, delivery and performance of this Agreement, the Merger and the other Transactions and declared that this Agreement, the Merger and the other Transactions are advisable and in the best interests of the Company, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company, and (iii) resolved to recommend that the stockholders of the Company approve the Merger (the “Company Board Recommendation”) (except to the extent that the Company Board shall have made a Company Adverse Recommendation Change in accordance with Section 5.3);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors” or the “Parent Board”) has approved this Agreement, the Merger, the issuance of the shares of Parent Common Stock in connection with the Merger as described herein (the “Share Issuance”) and the other Transactions, and has further determined and declared that the Merger, the Share Issuance and the other Transactions are advisable and in the best interests of Parent;

WHEREAS, Parent, as the sole general partner of the Parent Operating Partnership, has approved this Agreement and the other Transactions, and further has deemed it advisable and in the best interests of the Parent Operating Partnership to enter into this Agreement and to consummate the other Transactions;

WHEREAS, the Company, as the sole member of the Company General Partner, which is the sole general partner of the Company Operating Partnership, has approved this Agreement and the other Transactions, and further has deemed it advisable and in the best interests of the Company Operating Partnership to enter into this Agreement and to consummate the other Transactions;

WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
AGREEMENT – THE MERGER

Section 1.1           The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, at the Merger Effective Time, the Company shall be merged with and into Parent, whereupon the separate existence of the Company will cease, with Parent surviving the Merger (Parent, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). The Merger shall have the effects provided in this Agreement and as specified in the MGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Parent and the Company, and all of the claims, obligations, liabilities, debts and duties of Parent and the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

2

Section 1.2           Closing. The closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., New York City time, at the Atlanta, Georgia offices of Bryan Cave Leighton Paisner LLP, on a date to be mutually agreed upon by the Parties, but in no event later than the third (3rd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing) or (b) at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3           Effective Time. On the Closing Date, the Company and Parent shall (a) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, and (b) make any other filings, recordings or publications required to be made by the Company or Parent under the MGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT, or on such later date and time (not to exceed five (5) business days after the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Merger Effective Time”).

Section 1.4           Governing Documents. At the Merger Effective Time, the Parent Charter and the Parent Bylaws, as in effect immediately prior to the Merger Effective Time, shall be the charter and bylaws of the Surviving Entity, until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such charter and bylaws.

Section 1.5           Directors and Officers of the Surviving Entity. The directors and officers of Parent immediately prior to the Merger Effective Time shall be and become the directors and officers of the Surviving Entity as of the Merger Effective Time until such person’s successor is duly elected or appointed in accordance with applicable Law and the governing documents of the Surviving Entity.

Section 1.6           Tax Consequences. The Parties intend that, for U.S. Federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.7           Contribution to Parent Operating Partnership. Immediately following the Merger Effective Time, Parent shall contribute all of its membership interests in the Company General Partner and all of its limited partnership interests in the Company Operating Partnership to the Parent Operating Partnership in exchange for a number of Parent OP Units equal to the number of shares of Parent Common Stock issued in the Merger, cash and other property as may be reasonably required to effect the Transactions.

Section 1.8           Subsequent Actions. If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company and the Company Subsidiaries acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the Surviving Entity may take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

3

ARTICLE II
TREATMENT OF SECURITIES

Section 2.1           Treatment of Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Parent:

(a)          Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Company Shares held by the Company, any wholly owned Company Subsidiary, Parent or any wholly owned Parent Subsidiary) shall be cancelled and retired and automatically converted into the right to receive the following consideration (the “Merger Consideration”): (i) 0.235 (the “Exchange Ratio”) of a duly authorized, fully paid, non-assessable and validly issued share of Parent Common Stock, subject to adjustment as provided in Section 2.1(c)(ii); plus (ii) the right to receive any Fractional Share Consideration pursuant to Section 2.6 without interest (together with the shares issuable under the foregoing subsection (i), the “Stock Consideration”); plus (iii) an amount in cash equal to $2.00 without interest (the “Cash Consideration”), subject to adjustment as provided in Section 2.1(c)(i); provided, however, that each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time that is held by the Company or any wholly owned Company Subsidiary or by Parent or any wholly owned Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment or other consideration shall be made with respect thereto. From and after the Merger Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange therefor upon the surrender of such Company Share in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Common Stock, if any, for which such shares of Company Common Stock have the right to be exchanged pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(e).

(b)          Treatment of Parent Capital Stock. All shares of capital stock of Parent issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding as shares of capital stock of the Surviving Entity.

(c)          Adjustment to Merger Consideration.

(i)          The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Merger Effective Time so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided, that nothing in this Section 2.1(c)(i), shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4

(ii)         The Exchange Ratio shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Parent Common Stock outstanding after the date hereof and prior to the Merger Effective Time so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the applicable Exchange Ratio; provided, that nothing in this Section 2.1(c)(ii), shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)          The Pre-Closing Dividend. The Company shall declare a special dividend of $0.21 per share of Company Common Stock payable to the holders of record of Company Common Stock as of the end of trading on the NYSE on the trading day immediately prior to the Closing Date payable together with the Cash Consideration and Fractional Share Consideration from the Exchange Fund in accordance with Section 2.2 (the “Pre-Closing Dividend”). Parent shall deposit with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Pre-Closing Dividend; provided that, if (i) Parent, within three (3) business days prior to the Closing Date, provides notice to the Company requesting that the Company deposit such cash for the Pre-Closing Dividend with the Exchange Agent, and (ii) the Company has sufficient cash to pay for all or a portion of the Pre-Closing Dividend available in its operating bank accounts or available and able to be drawn under the Company Credit Agreement, then the Company shall deposit with the Exchange Agent all or such portion of the Pre-Closing Dividend available in its operating bank accounts or able to be drawn under the Company Credit Agreement; provided further that, if the Company only has a portion of the Pre-Closing Dividend available in its operating bank accounts or available and able to be drawn under the Company Credit Agreement, then Parent shall deposit with the Exchange Agent the remaining amount of cash necessary to pay the Pre-Closing Dividend in full.

5

Section 2.2           Payment for Securities.

(a)          Exchange Fund. Prior to the mailing of the Proxy Statement, Parent shall designate a United States bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). Prior to the Merger Effective Time, Parent (or, with respect to the Pre-Closing Dividend but subject to Section 2.1(d), the Company) shall deposit with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 2.1(a) and Section 2.4 equal to the aggregate number of shares of Parent Common Stock to be issued pursuant to Section 2.1 and Section 2.4 (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, Fractional Share Consideration, Pre-Closing Dividend and any dividends or other distributions under Section 2.2(e) (such evidence of book-entry shares of Parent Common Stock and cash amounts, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock, the holders of Company Restricted Shares and the Surviving Entity (in the case of the Surviving Entity, solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a) and Section 2.1(d)). In the event the Exchange Fund shall be insufficient to pay the aggregate Cash Consideration, Fractional Share Consideration, Pre-Closing Dividend and any dividends or other distributions under Section 2.2(e), Parent shall promptly deposit additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including any Fractional Share Consideration, any amounts payable in accordance with Section 2.2(e) and the Pre-Closing Dividend, out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of one (1) year after the Merger Effective Time or the Exchange Fund has been paid in full; provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a) and Section 2.1(d) shall be promptly paid to the Surviving Entity.

6

(b)          Procedures for Surrender. Promptly after the Merger Effective Time (but in no event later than five (5) business days after the Merger Effective Time), Parent shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of Company Shares, all of which are held in “book-entry” form (the “Book-Entry Shares”), whose Company Shares were exchanged pursuant to Section 2.1 for the right to receive the Merger Consideration, instructions for effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration for which such Company Shares are to be exchanged, including, any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions in accordance with Section 2.2(e). Upon surrender of a Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Entity and such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share shall be entitled to receive in exchange therefor (1) the Stock Consideration pursuant to the provisions of this Article II (rounded down to the nearest whole share), (2) the Cash Consideration pursuant to the provisions of this Article II, (3) an amount representing any Fractional Share Consideration that such holder of a Book-Entry Share has the right to receive pursuant to the provisions of Section 2.6, (4) the Pre-Closing Dividend, pursuant to the provisions of this Article II and (5) any amounts that such holder of a Book-Entry Share has the right to receive in respect of dividends or other distributions in accordance with Section 2.2(e) for each Company Share formerly represented by such Book-Entry Share. The amounts due pursuant to clauses (2), (3), (4) and (5) shall be made via check or wire or other electronic transfer of immediately available funds (at each such holder’s election) within five (5) business days following the later to occur of the Merger Effective Time or the Exchange Agent’s receipt of such Book-Entry Share, and the Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Book-Entry Share shall at any time after the Merger Effective Time represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions in accordance with Section 2.2(e), without interest thereon, and the Pre-Closing Dividend. Shares of Parent Common Stock deliverable pursuant to this Section 2.2(b) in exchange for shares of Company Common Stock shall be in uncertificated book-entry form.

(c)          Transfer Books; No Further Ownership Rights in Company Shares. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Merger Effective Time, the holders of Company Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)          Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Merger Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions in accordance with Section 2.2(e), payable upon due surrender of their Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent or any other Person shall be liable to any holder of a Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry Shares shall not have been exchanged prior to such date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock pursuant to this Article II) would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration (and such dividends and distributions) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

7

(e)          Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to such surrender, previously paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock and (iii) any dividends or other distributions with respect to the Company Common Stock paid in accordance with Section 6.11(c).

Section 2.3           Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Section 2.4           Treatment of Company Equity Awards. All of the provisions of this Section 2.4 shall be effectuated without any action on the part of the holder of any Company Restricted Share or any Company RSU.

(a)          Each outstanding Company Restricted Share shall vest in full at the Merger Effective Time and be cancelled and retired and automatically converted into the right to receive the Merger Consideration, the Fractional Share Consideration, any dividends or other distributions in accordance with Section 2.2 and the Pre-Closing Dividend. As of the Merger Effective Time, each holder of Company Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, the Fractional Share Consideration, any dividends or other distributions in accordance with Section 2.2 and the Pre-Closing Dividend.

(b)          Each Company RSU that is outstanding as of immediately prior to the Merger Effective Time shall, at the Merger Effective Time, be cancelled and retired and no payment or other consideration shall be made with respect thereto.

(c)          Before the Merger Effective Time, the Company shall take, and Parent agrees that the Company shall be permitted to take, all corporate and other actions necessary to effectuate the requirements of this Section 2.4.

8

Section 2.5           Interest; Withholding. All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, Parent, the Surviving Entity and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law (including, but not limited to, Section 1445 of the Code). To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6           No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, upon surrender of the applicable Book-Entry Shares, Parent shall pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Merger Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NYSE, as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Parent Common Stock on the last trading day immediately preceding the Merger Effective Time.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPany PARTIES

The following representations and warranties by the Company, the Company General Partner and the Company Operating Partnership are qualified in their entirety by reference to the disclosures (a) in the Company SEC Documents (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed with, or furnished to, the SEC on or after January 1, 2017 and at least five (5) business days prior to the date hereof (and then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent on its face as to matters and items that are the subject of such representations or warranty), and (b) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the subject disclosure to such other Section is reasonably apparent on its face from the text of the disclosure made (it being acknowledged that if the applicability of such disclosure to such other Section is so reasonably apparent then it is not required that the other Sections be cross-referenced to such disclosure); provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company Parties made herein. The following representations are made by the Company, the Company General Partner and the Company Operating Partnership on a joint and several basis.

9

Section 3.1           Organization and Qualification; Subsidiaries.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)          Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the respective jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, and (iii) the entity classification for U.S. Federal income Tax purposes of each Company Subsidiary.

(d)          Except as set forth in Section 3.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

(e)          There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding the Company or any of the Company Subsidiaries.

Section 3.2           Organizational Documents.

(a)         The Company has made available to Parent true, complete and correct copies of (i) the Company Charter and the Company Bylaws as in effect on the date hereof, and (ii) the organizational documents of each Company Subsidiary. The Company is in compliance with the terms of the Company Governing Documents in all material respects. Each Company Subsidiary is in compliance with the terms of its organizational documents in all material respects.

10

Section 3.3           Capital Structure.

(a)          The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement (i) 31,840,651 shares of Company Common Stock were issued and outstanding (including the restricted shares of Company Common Stock set forth in Section 3.3(a) of the Company Disclosure Letter (the “Company Restricted Shares”)), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 687,934 shares of Company Common Stock were reserved for issuance pursuant to the settlement of outstanding restricted stock unit awards granted pursuant to the Company Equity Incentive Plan (the “Company RSUs”), and (iv) 2,134,091 additional shares of Company Common Stock were reserved for issuance pursuant to the terms of the Company Equity Incentive Plan (together with the shares described in (i), (ii) and (iii) the “Signing Capitalization”). The total number of Company shares of capital stock issued and outstanding and/or reserved for issuance, calculated immediately prior to the Merger Effective Time, will not exceed the Signing Capitalization, other than any excess which is the result of any action or inaction by the Company Parties that is consented to by Parent in accordance with this Agreement. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote. Section 3.3(a) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date of this Agreement, of the outstanding Company Restricted Shares and Company RSUs, including the name of the Person to whom such Company Restricted Shares and Company RSUs have been granted and the date on which such Company Restricted Shares and Company RSUs were granted.

(b)          All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. The Company owns, directly or indirectly, all of the issued and outstanding ownership interests of each of the Company Subsidiaries set forth in Section 3.1(c) of the Company Disclosure Letter as owned by the Company or a Company Subsidiary, free and clear of all Liens (other than Company Permitted Liens), and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding securities of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any ownership interests or securities convertible into or exchangeable for such Company Subsidiary ownership interests (other than the issuance of units of limited partnership interest in the Company Operating Partnership to the Company upon vesting of the Company RSUs).

(c)          Except as set forth in this Section 3.3 or Section 3.3(a) of the Company Disclosure Letter, and except as permitted to be issued pursuant to Section 5.1 hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock, or other equity securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to or, to the Knowledge of the Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of the Company or any of the Company Subsidiaries. All outstanding shares of Company Common Stock, all outstanding Company equity awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Company Subsidiary, have been issued or granted, as applicable, in compliance in all material respects with all applicable Laws.

11

(d)          The Company does not have a “poison pill” or similar stockholder rights plan.

(e)          Except as set forth in Section 3.3(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f)          All dividends or distributions on the Company Common Stock and any material dividends or distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full.

(g)          The Company is the sole member of the Company General Partner and the Company owns, directly or indirectly, all of the partnership interests in the Company Operating Partnership.

Section 3.4           Authority.

(a)          The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, subject, in the case of the Merger, to receipt of the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Parent Parties, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law (collectively, the “Remedies Exception”).

12

(b)          The Company Board, at a duly held meeting, has, on behalf of the Company and in its capacity as the sole member of the Company General Partner, by unanimous vote of all the members of the Company Board, (i) authorized, adopted and approved the execution, delivery and performance of this Agreement, the Merger and the other Transactions and declared that this Agreement, the Merger and the other Transactions are advisable and in the best interests of the Company, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company, and (iii) resolved to recommend that the stockholders of the Company approve the Merger (except to the extent that the Company Board shall have made a Company Adverse Recommendation Change in accordance with Section 5.3), and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

(c)          The Company Operating Partnership has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to which the Company Operating Partnership is a party. The execution and delivery of this Agreement by the Company Operating Partnership and the consummation by the Company Operating Partnership of the Transactions to which the Company Operating Partnership is a party have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Company Operating Partnership are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company Operating Partnership and, assuming due authorization, execution and delivery by each of the Parent Parties, constitutes a legally valid and binding obligation of the Company Operating Partnership enforceable against the Company Operating Partnership in accordance with its terms, subject to the Remedies Exception.

(d)          The Company General Partner has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to which the Company General Partner is a party. The execution and delivery of this Agreement by the Company General Partner and the consummation by the Company General Partner of the Transactions to which the Company General Partner is a party have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Company General Partner are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company General Partner and, assuming due authorization, execution and delivery by each of the Parent Parties, constitutes a legally valid and binding obligation of the Company General Partner enforceable against the Company General Partner in accordance with its terms, subject to the Remedies Exception.

Section 3.5           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by each of the Company Parties do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate or result in any breach of any provision of (A) the Company Charter or the Company Bylaws or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained, all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or otherwise bound, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

13

(b)          The execution and delivery of this Agreement by each of the Company Parties do not, and the performance of this Agreement by each of the Company Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement in preliminary and definitive form and the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Transactions, (ii) as may be required under the rules and regulations of the NYSE, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company and their respective Subsidiaries are qualified to do business, (v) such filings as may be required in connection with Transfer Taxes, (vi) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6           Permits; Compliance with Law.

(a)          Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 3.17 or Section 3.18, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are valid and in full force and effect, except where the failure to be valid or in full force and effect of any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written claim or written notice nor has any Knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

14

(b)          Neither the Company nor any Company Subsidiary has been in conflict with, or in default or violation of, or received notice of non-compliance with respect to (i) any Law or order applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 3.16, Section 3.17, or Section 3.20, which are addressed solely in those Sections), or (ii) any Company Permits (except for the Company Permits addressed in Section 3.17 or Section 3.20, which are addressed solely in those Sections), except in each case for any such conflicts, defaults or violations that have been cured or, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Authority with respect to the Company or any Company Subsidiary or their properties or operations is pending or, to the Knowledge of the Company, threatened in writing, and, to the Knowledge of the Company, no Governmental Authority has indicated an intention to conduct the same.

Section 3.7           SEC Documents; Financial Statements.

(a)          The Company has made available to Parent (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement furnished to or filed by the Company with the SEC since January 1, 2016 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to “Emerging Growth Companies” (as such term is defined in the Securities Act), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents and none of the Company SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Proxy Statement or the Form S-4 that were not supplied by or on behalf of the Company. No Company Subsidiary is required to file any form or report with the SEC. The Company meets all of the requirements to be classified as an Emerging Growth Company.

(b)          The Company has made available to Parent true, complete and correct copies of all material written correspondence between the SEC on the one hand, and the Company, on the other hand, since January 1, 2017. At all applicable times, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the NYSE.

15

(c)          The consolidated financial statements of the Company and the Company Subsidiaries included or incorporated by reference in the Company SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations and the consolidated statements of cash flows of the Company and the Company Subsidiaries for the periods presented therein, in each case except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

(d)          Except as set forth in Section 3.7(d) of the Company Disclosure Letter, to the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review and neither the Company nor the Company Operating Partnership has received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved. As of the date of this Agreement, none of the Company SEC Documents is the subject of any confidential treatment request by the Company or the Company Operating Partnership.

(e)          Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Since September 28, 2016, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company and required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (y) such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information relating to the Company required to be included in the reports the Company is required to file under the Exchange Act, and (z) there have not been any disclosures by the Company’s principal executive officer or its principal financial officer to the Company’s independent registered public accounting firm and the audit committee of the Company Board in respect of any (A) known significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, or (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, true, complete and correct in all material respects.

16

Section 3.8          Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Company Disclosure Letter, since January 1, 2018, (i) the Company and each Company Subsidiary has conducted its business in all material respects in the Ordinary Course of Business of the Company, and (ii) there has not been any Company Material Adverse Effect, or any event, change, condition or effect that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9           No Undisclosed Material Liabilities. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no liabilities of the Company or any of the Company Subsidiaries of a nature that would be required under GAAP to be set forth on the consolidated financial statements of the Company or the notes thereto, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 2018 (including the notes thereto), filed with the SEC on November 9, 2018, (b) liabilities incurred in connection with the Transactions, or (c) liabilities incurred in the Ordinary Course of Business of the Company since September 30, 2018.

Section 3.10         Off Balance Sheet Arrangements None of the Company or any of the Company Subsidiaries is a party to, or has any commitment to become a party to: (a) any joint venture or off balance sheet partnership, or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any other Person, including any structure finance, special purpose or limited purpose Person on the other hand); or (b) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

Section 3.11         No Default. None of the Company or any of the Company Subsidiaries is in default or violation (and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws or (ii) the comparable charter or organizational documents of any of the other Company Subsidiaries, (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which the Company or any of the Company Subsidiaries is a party or by which the Company, any of the Company Subsidiaries or any of their respective properties or assets is bound other than as a lender thereunder (each an “Existing Company Loan”), except in the case of (b) for defaults or violations which have been cured or, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

17

Section 3.12         Litigation. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Authority against the Company or any Company Subsidiary or any of their respective assets, or any director or officer of the Company or any Company Subsidiary that involves (a) a stated amount in controversy in excess of $500,000 as of the date of this Agreement; or (b) except as individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect or except as set forth in Section 3.12(b) of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Authority against the Company or any Company Subsidiary or any of their respective assets, or any director or officer of the Company or any Company Subsidiary that seeks an unspecified monetary amount in controversy or material injunctive or other material non-monetary relief. None of the Company or any Company Subsidiary, or any of their respective assets, is subject to any outstanding Order of any Governmental Authority which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13         Taxes.

(a)          The Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all U.S. Federal income and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and remain true, complete and correct in all material respects. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all U.S. Federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2014 have been provided or made available to Parent. The statute of limitations for the assessment of additional Taxes (or, in the case of the Company Operating Partnership, the adjustment of items of income, expense or other tax attributes used in the determination of an assessment of additional Taxes) with respect to the U.S. Federal income Tax Returns of the Company and each Company Subsidiary have expired for all taxable years ending on or before December 31, 2014.

(b)          The Company: (i) for all taxable years commencing with the taxable year ending December 31, 2014 and through December 31, 2017, has been subject to taxation as a REIT and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2018 and will operate to the Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger Effective Time; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened or asserted.

18

(c)          Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary is and has been since its formation treated for U.S. Federal income Tax purposes as a partnership, disregarded entity or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, whose separate existence is respected for U.S. Federal income Tax purposes. No Company Subsidiary is a corporation for U.S. Federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(d)          (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing, threatened in writing or, to the Knowledge of the Company, otherwise threatened or asserted with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no material deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (v) neither the Company nor any of the Company Subsidiaries has received a written claim, or to the Knowledge of the Company, an unwritten claim, by any Governmental Authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (vi) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(e)          Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)          Since its formation, (i) neither the Company nor any of the Company Subsidiaries have incurred any material liability for Taxes under Sections 856(c), 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code which have not been previously paid, and neither the Company nor any of the Company Subsidiaries shall incur any such liability for such Taxes in the taxable year that will end with the Merger Effective Time, and (ii) neither the Company nor any Company Subsidiary has incurred any other material liability for Taxes other than (A) in the Ordinary Course of Business of the Company or consistent with past practice, or (B) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(g)          The Company and each of the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state, local or foreign Law) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

19

(h)          There are no Company Tax Protection Agreements in force at the date of this Agreement or with respect to which a material claim could be made against the Company or any Company Subsidiary. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party and pursuant to which (i) any liability to holders of interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions and (ii) in connection with or related to the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, the Company or any Company Subsidiary is required to (A) maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) make (or refrain from making) any Tax election, (D) only dispose of assets in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries and/or (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code. As used herein, “Company Subsidiary Partnership” means any Company Subsidiary that is a partnership for U.S. Federal income tax purposes.

(i)          There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)          Neither the Company nor any Company Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(k)          There are no Tax allocation or sharing agreements or similar arrangements with respect to which the Company or any Company Subsidiary is a party (other than pursuant to operating leases in which tenants pay certain taxes and customary arrangements under commercial contracts or borrowings, in each case, entered into in the Ordinary Course of Business of the Company), and after the Merger Effective Time, neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Merger Effective Time.

(l)          Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. Federal income Tax Return or any other unitary, combined, consolidated or similar Tax group or (ii) has any liability for the Taxes of any Person (other than Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or as a successor.

20

(m)          Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n)          Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with Transactions.

(o)          Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(p)          The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)          Neither the Company nor any of its Subsidiaries has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or engaged in any transaction that reasonably would be expected to result in “redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income” described in Section 857(b)(7) of the Code.

(r)          With respect to the Company’s taxable year ending with the Merger, taking into account, without limitation, all distributions to be made by the Company on or prior to the day of the Merger and the U.S. Federal income Tax effects of the Merger described in Section 1.6, (i) the Company will have distributed amounts to its respective stockholders equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code, and (ii) the Company will not be subject to Tax under Sections 857(b)(1) or 4981 of the Code.

(s)          This Section 3.13 contains the sole and exclusive representations and warranties of the Company Parties with respect to Taxes and Tax matters (other than those matters described in Section 3.1(c), Section 3.7(c), Section 3.14, Section 3.15(c), Section 3.18(b) and Section 3.18(g)).

Section 3.14         Pension and Benefit Plans; Employees.

(a)          Section 3.14(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of every Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its ERISA Affiliates or pursuant to which the Company or any of its ERISA Affiliates has or would reasonably be expected to have any liability (such Employee Benefit Plans, the “Company Employee Benefit Plans”). Other than the Company Employee Benefit Plans, neither the Company nor any of its ERISA Affiliates is a party to, and no independent contractor, consultant, employee or former independent contractor, consultant or employee, including retirees, of the Company or an ERISA Affiliate benefits by virtue of his or her employment or former employment with the Company or any ERISA Affiliate under, any Employee Benefit Plan. No Company Employee Benefit Plan is intended to qualify under Section 401(a) of the Code.

21

(b)          With respect to each Company Employee Benefit Plan, the Company has provided, or made available, to Parent (if applicable to such Company Employee Benefit Plan): (i) all documents embodying or governing such Company Employee Benefit Plan, and any funding medium for the Company Employee Benefit Plan (including trust agreements, if any); (ii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iii) the most recent actuarial report; (iv) the current summary plan description for such Company Employee Benefit Plan (or other descriptions of such Company Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (v) any insurance policy related to such Company Employee Benefit Plan; and (vi) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years relating to any government investigation or audit or any submissions under any voluntary compliance or correction policy.

(c)          Each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms and the requirements of applicable law, including ERISA and the Code. With respect to each Company Employee Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred. No Company Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code) and neither the Company nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any such plans. Neither the Company nor any ERISA Affiliates has, or could reasonably be expected to have, any liability with respect to an “employee pension benefit plan” or “pension plan” within the meaning of ERISA Section 3(2).

(d)          Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that Company and any ERISA Affiliate are required under the terms of the Company Employee Benefit Plans to have paid as contributions to such Company Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Effective Date.

(e)          No material Action has been commenced or, to the Knowledge of the Company, threatened with respect to any Company Employee Benefit Plan (other than for benefits payable in the Ordinary Course of Business of the Company) and, to the Knowledge of the Company, no Company Employee Benefit Plan is the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, PBGC or other governmental entity. Neither the Company nor any of its directors, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Company Employee Benefit Plan.

22

(f)          No Company Employee Benefit Plan provides, and neither the Company and any of its ERISA Affiliates, has any obligation to provide any retiree or post-employment retiree medical, life insurance or other health or welfare benefits except as required by the applicable requirements of Section 4980B of the Code or any similar state law, and except as provided, as of the date hereof, in the severance provisions contained in the agreements and plans disclosed in Section 3.14(a) of the Company Disclosure Letter.

(g)          Each Company Employee Benefit Plan which is subject to Section 409A of the Code has been maintained, operated and administered in compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder. Neither the Company nor any of the Company Subsidiaries has any (i) liability for withholding taxes or penalties due under Section 409A or 4999 of the Code (other than liability that may arise from the obligation to withhold taxes generally in accordance with applicable law) or (ii) indemnity obligation for any Taxes imposed under Sections 409A or 4999 of the Code.

(h)          The Company and its Affiliates are and have been in compliance with the Affordable Care Act to the extent required. The Company and its Affiliates have made an offer of affordable minimum essential coverage to their respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse tax consequences thereunder, and neither the Company nor any of its Affiliates is otherwise liable or responsible for any assessable payment, taxes or other penalties under Section 4980H of the Code or otherwise under the Affordable Care Act or in connection with requirements relating thereto.

(i)           Except as set forth in Section 3.14(i) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Merger will, individually or together with the occurrence of any other event: (i) entitle any employee, trustee, director or consultant of the Company or the Company Subsidiaries to severance pay or any increase in severance pay under any Company Employee Benefit Plan or Company employment agreement upon any termination of employment on or after the date of this Agreement, and the maximum amount of such severance pay as to which such individual could be entitled is set forth on Section 3.14(i) of the Company Disclosure Letter; (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of the Company or any Company Subsidiary, or could limit the right to amend, merge or terminate any Company Employee Benefit Plan or related trust; (iii) result in payments or benefits under any Company Employee Benefit Plan or Company employment agreement which would not be deductible under Section 280G of the Code; or (iv) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of the Company or any of its ERISA Affiliates. The Merger constitutes an “Unfavorable Limited Change in Control” as such term is defined in the employment agreements set forth on Section 3.14(i) of the Company Disclosure Letter and/or each award agreement with respect to all Company RSUs, and as a result, each Company RSU that is outstanding as of immediately prior to the Merger Effective Time shall, at the Merger Effective Time, be forfeited and no payment or other consideration shall be made with respect thereto.

23

Section 3.15         Labor and Employment Matters.

(a)          Neither the Company nor any Company Subsidiary is, or has been in the past five (5) years, a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor are there any formal or informal negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union, labor organization or employee association regarding any collective bargaining agreement, representation of employees, or any other work rules or polices. During the past five (5) years, there has been no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and neither the Company nor any Company Subsidiary has experienced any strike, work stoppage, lockout, shutdown, picketing, refusal to cross picket lines, handbilling, dispute or other concerted interference with normal operations. To the Knowledge of the Company, there are no organizational efforts with respect to union representation or the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries nor have there been any such organizational efforts over the past five (5) years.

(b)          There are no material proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any of the Company Subsidiaries in connection with any employment relationship.

(c)          For the past three (3) years, each individual who renders service to the Company or any Company Subsidiary who is classified by the Company or such Company Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any Company Employee Benefit Plans) has been properly so classified and treated in accordance with applicable Laws and for purposes of all Company Employee Benefit Plans and perquisites in all material respects. For the past three (3) years, each employee of the Company or any Company Subsidiary has been classified properly as exempt or non-exempt under applicable Law relating to regular wages and overtime compensation, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

24

(d)          For the past three (3) years, the Company and the Company Subsidiaries have been in material compliance with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, occupational health and safety and occupational health and safety practices, workers compensation, work authorization, immigration, privacy, wages, hours, discrimination, harassment, pay equity, whitstleblowing, unemployment insurance, family and medical leave, vacation, sick time and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Neither the Company nor any Company Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary.

(e)          No former or current employee or current or former officer, director or employee of the Company or any Company Subsidiary is a party to, otherwise bound by, or, to the Knowledge of the Company, in violation in any material respect of, any agreement or arrangement, including any confidentiality, non-competition, non-solicitation or proprietary rights agreement, between such employee, officer or director and any other Person that in any way adversely affected, affects or may affect (i) the performance of his or her duties as an employee, officer or director of the Company or any Company Subsidiary, or (ii) the ability of the Company, the Company Subsidiaries, or Parent to conduct the business.

(f)          Within the last three (3) years, to the Knowledge of the Company, there have been no allegations of sexual harassment made against any officer or director of the Company or any Company Subsidiary.

(g)          Within the last three (3) years, no Person has claimed that the Company or any of the Company Subsidiaries is the joint employer, single employer, or statutory employer of any of the workers employed or engaged by any entity or individual operating business on property owned by the Company or any of the Company Subsidiaries.

(h)          Except as set forth on Section 3.15(h) of the Company Disclosure Letter, (i) the terms of employment or engagement of all officers, employees, agents and independent contractors of the Company or the Company Subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without liability for payment of compensation, severance or damages; (ii) as of the date hereof, the Company and the Company Subsidiaries, as applicable, have paid in full to each employee all wages, salaries, commissions, bonuses and other compensation due to such Person and (iii) there are no other agreements, contracts or commitments, oral or written, between the Company or any Company Subsidiary and any such Person that provide for employment or engagement for a specific duration.

Section 3.16         Intellectual Property.

(a)          Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, provided, however, that the foregoing representation and warranty in this Section 3.16(a) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property Rights (which is addressed in the following Section 3.16(b)).

25

(b)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Third Party. There are no pending or, to the Knowledge of the Company, threatened, claims, that challenge the use or ownership of any of the Intellectual Property Rights owned by the Company or any Company Subsidiary. To the Knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own and each such material item of Intellectual Property of the Company registered or for which an application is pending is set forth in Section 3.16(b)of the Company Disclosure Letter.

(c)          This Section 3.16 contains the exclusive representations and warranties of the Company Parties with respect to intellectual property matters.

Section 3.17         Environmental Matters.

(a)          Except as individually or in the aggregate, would not have a material adverse effect on any Company Property:

(i)          The Company and each Company Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii)         The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance in all material respects with their respective Environmental Permits, and all such Environmental Permits are in good standing, valid, and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have an Company Material Adverse Effect.

(iii)        Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no Action pending, or, to the Knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv)        Since January 1, 2016, neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law or with respect to Hazardous Substances.

26

(v)         Since January 1, 2016, neither the Company nor any Company Subsidiary has assumed, by contract or, to the Knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi)        Since January 1, 2016, neither the Company nor any Company Subsidiary has caused, and to the Knowledge of the Company, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(b)          Notwithstanding any other provision of this Agreement, this Section 3.17 contains the exclusive representations and warranties of the Company Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 3.18         Properties.

(a)          Section 3.18(a)(i) of the Company Disclosure Letter sets forth a list of the common name and address of each facility and real property owned or ground leased (as lessee or sublessee) by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 3.18(a)(ii) of the Company Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be ground leased by the Company or a Company Subsidiary after the date of this Agreement, and the Company has provided to Parent as of the date hereof true, correct and complete copies of such contracts. Other than as set forth in Section 3.18(a) of the Company Disclosure Letter, there are no real properties that the Company or any Company Subsidiary is obligated to buy or ground lease at some future date.

27

(b)          The Company or a Company Subsidiary owns good and valid fee simple title or a good and valid ground lease interest (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) Liens imposed or promulgated by Law, including municipal zoning, land use and building restrictions, by-laws, regulations, permits and licenses and ordinances of Federal, provincial, municipal or other Governmental Authorities (but not including Liens imposed pursuant to CERCLA and similar Laws), (iii) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to ground leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, or relate to Indebtedness otherwise disclosed in the Company Disclosure Letter, (iv) any inchoate cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the Ordinary Course of Business of the Company that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (v) Liens arising under Company Leases for the occupation of the Company Properties as tenants only in the Ordinary Course of Business of the Company or any Company Subsidiary, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Properties (assuming its continued use in the manner it is currently operated).

(c)          Neither the Company nor any Company Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties (assuming their continued use in the manner they are currently used) or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties (assuming their continued use in the manner they are currently used) is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not have a material adverse effect on the current use of any Company Property, or of any pending written threat of modification or cancellation of any of same, that would not have a material adverse effect on the current use of any Company Property, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d)          No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties (assuming their continued use in the manner they are currently used) or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties (assuming their continued use in the manner they are currently used) has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not have a material adverse effect on the current use of any Company Property.

28

(e)          No condemnation, eminent domain, expropriation or similar proceeding has occurred or is pending with respect to any owned Company Property or, to the Knowledge of the Company, any Company Property ground leased by Company or any Company Subsidiary, that would interfere in any material manner with the current use of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Properties (assuming its continued use in the manner it is currently operated), and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings (other than those initiated by or on behalf of the Company or with Company’s consent as set forth in Section 3.18(e) of the Company Disclosure Letter) are threatened for any Company Property that would interfere in any material manner with the current use of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire or health has been violated (and remains in violation) for any Company Property.

(f)          Section 3.18(f)(i) of the Company Disclosure Letter lists all ground leases (whether as lessor or lessee) affecting the interest of the Company or any Company Subsidiary in the Company Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parent on or prior to the date hereof. The Company and each Company Subsidiary is in compliance with such ground leases in all material respects. True and complete in all material respects copies of all Company Leases (other than Company Leases for Company Properties that are multi-tenant medical office buildings) in effect as of the date hereof have been made available to Parent on or prior to the date hereof. The rent roll summary included in Section 3.18(f)(ii) of the Company Disclosure Letter correctly references each Company Lease that was in effect as of the dates shown therein with respect to each Company Property that is a medical office building. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Lease is legal, valid, binding and enforceable on the Company or each Company Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Remedies Exception. None of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Lease, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any Company Lease, except where in each case such breach, violation or default, individually or in the aggregate, a material breach, violation or default under such Company Lease. Neither the Company nor any Company Subsidiary has received written notice of any violation of or default under any Company Lease except, for violations or defaults that would not, individually or in the aggregate, be a material breach, violation or default under such Company Lease.

(g)          There are no material Tax abatements or exemptions specifically affecting the Company Properties.

29

(h)          Except as set forth in Section 3.18(h) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, or any Company Subsidiary’s, ownership, ground lease or right to use a Company Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(i)           Except pursuant to any ground lease affecting any Company Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(j)          The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (the “Company Title Insurance Policies”) and each Company Property is insured as a fee simple or ground leasehold interest held by the Company or a Company Subsidiary under a Company Title Insurance Policy. A copy of each such Company Title Insurance Policy has been made available to Parent. To the Knowledge of the Company, each Company Title Insurance Policy is in full force and effect. No written claim has been made against any Company Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any Company Property.

(k)          With respect to any real property which, as of the date of this Agreement, is under ground-up development by the Company or any Company Subsidiary (the “Company Development Properties”), there are no material defaults under any contracts for the design, development and construction of the Company Development Properties, including any binding agreement for ground-up development or commencement of construction by the Company or a Company Subsidiary (the “Company Development Contracts”). The Company or the Company Subsidiaries have obtained any and all material approvals, consents and authorizations to initiate and complete the contemplated development, redevelopment or constructions of the Company Development Properties as currently contemplated.

(l)           Section 3.18(l) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the names of facilities currently managed by each such party and true, complete and correct copies of all such agreements have been provided to Parent prior to the date hereof.

(m)          The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s, or any of the Company’s Subsidiaries’, ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that would not reasonably be expected to have a material adverse effect on the current use of any Company Property.

30

(n)          Except as set forth in Section 3.18(n) of the Company Disclosure Letter, to the Knowledge of the Company, there are no material structural defects, or uncured material violations of Law relating to any Company Property. Neither the Company nor any Company Subsidiary has received written notice of any physical damage to any Company Property that would have, or would reasonably be expected to have, individually or in the aggregate, would have a material adverse effect on the current use of any Company Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

(o)          Neither the Company nor any Company Subsidiary has received written notice that the Company or any Company Subsidiary is in violation or default under any operation and reciprocal easement agreement or other similar agreements to which the Company or any Company Subsidiary is a party, except for violations or defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has delivered a written default notice to a party under any operation and reciprocal easement agreement or other similar agreements to which a member of the Company or any Company Subsidiary is a party, except for defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19         Material Contracts.

(a)          Other than Company Leases and contracts, agreements or understandings (whether written or oral) (1) filed as exhibits to the Company SEC Documents filed prior to the date hereof or (2) set forth in Section 3.19(a) of the Company Disclosure Letter (each such contract, agreement or understanding, a “Company Material Contract” and, collectively, the “Company Material Contracts”), as of the date of this Agreement neither the Company nor any Company Subsidiary is a party to or bound by any contract, agreement or understanding (whether written or oral) that:

(i)          is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K on or after January 1, 2016 pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC or required to be disclosed by the Company in a Current Report on Form 8-K;

(ii)         obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within sixty (60) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

31

(iii)        contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, contains a right of first offer, a right of first refusal or similar right, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

(iv)        is an agreement which obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor (other than the organizational documents of Company and the Company Subsidiaries);

(v)         constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $2,000,000;

(vi)        requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting a Company Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

(vii)       constitutes a Swap Contract relating to a hedging transaction which has a notional amount in excess of $1,000,000, or the Swap Termination Value of which exceeds $1,000,000, either singly or in the aggregate;

(viii)      sets forth the operational terms of a joint venture, partnership or limited liability company with a Third Party member or strategic alliance of the Company or any Company Subsidiary;

(ix)         constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to any Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $1,000,000, either singly or in the aggregate;

(x)          any agreement with a Governmental Authority that requires that any portion of a property be leased to persons meeting criteria set forth in such agreement;

(xi)         any contract for the employment or engagement of any person on a full-time, part-time, or consulting basis, or for the engagement of any independent contractor, that cannot be terminated on an at-will basis without penalty or liability to the Company or any of the Company Subsidiaries and that provides for annual payments in excess of $250,000;

32

(xii)        any collective bargaining agreement, neutrality agreement, or other labor agreement of any kind with a union, works council, or other labor organization with respect to any of the employees of the Company or any of the Company Subsidiaries;

(xiii)       any contract with any employee leasing or staffing company by which such employee leasing or staffing company’s employees provide services to the Company or any of the Company Subsidiaries.

(xiv)      contains any contract of sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell or dispose of, by any means, any Company Properties, any investment in any entity, the Company or any Company Subsidiary; or

(xv)       contains any restriction or prohibition on the sale or transfer of any Company Property or any Negative Pledge (other than pursuant to any Existing Company Loan to be repaid, prepaid, defeased or otherwise extinguished at Closing).

(b)          Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Remedies Exception. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof except as set forth in Section 3.19(b) of the Company Disclosure Letter. None of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any Company Material Contract, except as set forth in Section 3.19(b) of the Company Disclosure Letter or except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of any violation of or default under any Company Material Contract, except as set forth in Section 3.19(b) of the Company Disclosure Letter or except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts existing as of the date of this Agreement.

33

Section 3.20         Health Care Compliance.

(a)          Except as would not reasonably be expected to have a Company Material Adverse Effect and except as set forth on Section 3.20 of the Company Disclosure Letter, since January 1, 2016, (i) the Company and each Company Subsidiary is, and, to the Knowledge of the Company, each Company Operator is, in compliance with all applicable Health Care Laws relating to the ownership and operation of any Company Properties, (ii) neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any Company Operator, has received any notice from any Governmental Authority or other persons alleging any violation of or non-compliance with any applicable Health Care Law relating to the ownership and operation of any Company Property, and (iii) no Action or Order by any Governmental Authority exists or is pending against the Company or any Company Subsidiary or, to the Knowledge of the Company, any Company Operator, alleging any failure to comply with Health Care Laws relating to the ownership and operation of any Company Property. Neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any Company Operator, is or ever has been a party to an individual or corporate integrity agreement (or similar agreement) with the Office of Inspector General of the United States Department of Health and Human Services or otherwise has any continuing reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation or agreement with any Governmental Authority.

(b)          Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016, each Company Subsidiary and Company Operator that is required to be certified for participation in and reimbursement under any material Third Party Payor program is and has been so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments. The Company is not and has not been required to be certified for participation in any Third Party Payor programs and does not presently receive payments.

Section 3.21         Insurance. The Company has made available to Parent a schedule of all material insurance policies and all material fidelity bonds or other material insurance service contracts in the Company’s possession providing coverage for all Company Properties (the “Company Insurance Policies”), which is set forth in Section 3.21 of the Company Disclosure Letter. Except as individually or in the aggregate, would not reasonable be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. Except for notice of annual or other periodic expiration, termination or non-renewal received in the Ordinary Course of Business of the Company, no written notice of cancellation or termination has been received by Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

34

Section 3.22         Opinion of Company Financial Advisor. The Company Board has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of this Agreement, and subject to the assumptions and limitations set forth therein, the merger consideration (as defined in the opinion letter of Citigroup Global Markets Inc.) to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. After the date hereof, the Company will make available to Parent, solely for informational purposes, a copy of the written opinion after receipt thereof by the Company Board.

Section 3.23         Vote Required. The Company Stockholder Approval is the only vote of holders of any class or series of capital stock of the Company required to approve the Merger and other Transactions.

Section 3.24         Brokers. Except for the fees and expenses payable to Citigroup Global Markets Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.25         Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 3.26         Takeover Statutes. The Company Board has taken all action necessary, if any, to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in the MGCL. No Takeover Statutes, as in effect on the date of this Agreement, are applicable to this Agreement, the Merger or the other Transactions.

Section 3.27         Related Party Transactions. Except as disclosed in the Company SEC Reports, from January 1, 2016 through the date of this Agreement, there have been no transactions or contracts between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.28         No Other Representations and Warranties.

(a)          Except for the representations or warranties set forth in this Article III, none of the Company Parties, any of their Affiliates or any other person on behalf of the Company Parties has made any representation or warranty, expressed or implied, with respect to the Company or any of the Company Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding the Company or the Company Subsidiaries.

35

(b)          Except for the representations or warranties expressly set forth in Article IV, each of the Company Parties agrees that none of the Parent Parties, any of their Affiliates or any other person on behalf of the Parent Parties has made any representation or warranty, expressed or implied, with respect to Parent or any of the Parent Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding Parent or the Parent Subsidiaries, and none of the Company Parties, any of their Affiliates or any other person on behalf of the Company Parties has relied on any representation or warranty except for those expressly set forth in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The following representations and warranties by the Parent and the Parent Operating Partnership are qualified in their entirety by reference to the disclosures (a) in the Parent SEC Documents (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed with, or furnished to, the SEC on or after January 1, 2017 and at least five (5) business days prior to the date hereof (and then only to the extent that the relevance of any disclosed event, item or occurrence in such Parent SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent on its face as to matters and items that are the subject of such representations or warranty), and (b) set forth in Parent’s disclosure letter delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the subject disclosure to such other Section is reasonably apparent on its face from the text of the disclosure made (it being acknowledged that if the applicability of such disclosure to such other Section is so reasonably apparent then it is not required that the other Sections be cross-referenced to such disclosure); provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Parent Parties made herein. The following representations are made by Parent and the Parent Operating Partnership on a joint and several basis.

Section 4.1           Organization and Qualification; Subsidiaries. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

36

Section 4.2           Organizational Documents. Parent has made available to the Company true, complete and correct copies of the Parent Charter and Parent Bylaws as in effect on the date hereof.

Section 4.3           Capital Structure.

(a)          The authorized capital stock of Parent consists of 350,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on December 28, 2018, (i) 202,345,501 shares of Parent Common Stock were issued and outstanding (including the restricted shares of Parent Common Stock set forth in Section 4.3(a) of the Parent Disclosure Letter (the “Parent Restricted Shares”)), (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Options and (iv) 8,155,298 shares of Parent Common Stock were reserved for issuance pursuant to the terms of the Parent Equity Incentive Plans, including 3,229,000 shares of Parent Common Stock issuable pursuant to outstanding restricted stock unit awards and performance restricted stock unit awards granted pursuant to the Parent Equity Incentive Plans. Equity-based awards with an aggregate value of $16,606,000 were granted effective as of January 1, 2019, to be converted into a number of restricted stock unit awards under the Parent Equity Incentive Plans and a number of LTIP Units (as defined in the Parent Operating Partnership Agreement) based in each case on a valuation of the units, consistent with the Ordinary Course of Business of Parent. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

(b)          All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.

(c)          Except as set forth in this Section 4.3, except as permitted to be issued pursuant to Section 5.2 hereof and except for outstanding LTIP Units (as defined in the Parent Operating Partnership Agreement) or the redemption of LP Units (as defined in the Parent Operating Partnership Agreement) for Company Common Stock as contemplated in the Parent Operating Partnership Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound, obligating Parent or any Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Common Stock, shares of Parent Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent or any of the Parent Subsidiaries or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except for 3,214,561 outstanding “LTIP Units” (as defined in the Parent Operating Partnership Agreement), there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, shares of Parent Preferred Stock, or other equity securities of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is a party to or, to the Knowledge of Parent, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Parent or any of the Parent Subsidiaries. Parent has not engaged in any back dating, forward dating or similar activities with respect to awards under the Parent Equity Incentive Plans and has not been subject to any investigation, whether current, pending or closed (in the case of any pending investigation, to Parent’s Knowledge) with respect to such activities.

37

(d)          As of the date hereof, Parent does not have a “poison pill” or similar stockholder rights plan.

(e)          All dividends or distributions on the Parent Common Stock and any material dividends or distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(f)          Parent is the sole general partner of the Parent Operating Partnership. As of the date hereof, there are no equity interests of the Parent Operating Partnership issued and outstanding other than such Parent LTIP Units and Parent OP Units listed in Section 4.3(f) of the Parent Disclosure Letter.

Section 4.4           Authority.

(a)          Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the issuance of shares of Parent Common Stock. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by each of the Company Parties, constitutes a legally valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Remedies Exception.

(b)          The Parent Board, at a duly held meeting, has, on behalf of Parent and in its capacity as the sole general partner of the Parent Operating Partnership, by unanimous vote, (i) authorized, adopted and approved the execution, delivery and performance of this Agreement, the Merger and the other Transactions and declared this Agreement, the Merger and the other Transactions are advisable and in the best interests of Parent, and (ii) approved the issuance of shares of Parent Common Stock in the Merger.

38

(c)          The Parent Operating Partnership has the requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Parent Operating Partnership have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of the Parent Operating Partnership are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Parent Operating Partnership and, assuming due authorization, execution and delivery by each of the Company Parties, constitutes a legally valid and binding obligation of the Parent Operating Partnership enforceable against the Parent Operating Partnership in accordance with its terms, subject to the Remedies Exception.

Section 4.5           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by each of the Parent Parties do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate any provision of (A) the Parent Charter or the Parent Bylaws or (B) any equivalent organizational or governing documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound, or (iii) except as set forth in Section 4.5(a) of the Parent Disclosure Letter, require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary pursuant to, any contract to which Parent or a Parent Subsidiary is bound, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          The execution and delivery of this Agreement by each of the Parent Parties do not, and the performance of this Agreement by each of the Parent Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the Merger, (ii) as may be required under the rules and regulations of the NYSE, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) appropriate documents with the relevant authorities of the other jurisdictions in which the Company and Parent and their respective Subsidiaries are qualified to do business, (v) such filings as may be required in connection with Transfer Taxes, (vi) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

39

Section 4.6           Permits; Compliance with Law.

(a)          Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14 or Section 4.15, which are addressed solely in those Sections, Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent and each Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written claim or written notice nor has any Knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          Neither Parent nor any Parent Subsidiary has been in conflict with, or in default or violation of (i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 4.14 or Section 4.15, which are addressed solely in those Sections), or (ii) any Parent Permits (except for the Parent Permits addressed in Section 4.15, which are addressed solely in that Section), except in each case for any such conflicts, defaults or violations that have been cured or, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no investigation, review or proceeding by any Governmental Authority with respect to Parent or any Parent Subsidiary or their properties or operations is pending or, to the Knowledge of Parent, threatened in writing, and, to the Knowledge of Parent, no Governmental Authority has indicated an intention to conduct the same.

40

Section 4.7           SEC Documents; Financial Statements.

(a)          Each of Parent and the Parent Operating Partnership has made available to the Company (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by Parent or the Parent Operating Partnership, respectively, with the SEC since January 1, 2018 (collectively, the “Parent SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 4.7(a) of the Parent Disclosure Letter, as of their respective dates, the Parent SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents and none of the Parent SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 that were not supplied by or on behalf of the Parent Parties. As of the date of this Agreement and except as previously made available to the Company, neither Parent nor the Parent Operating Partnership has any outstanding and unresolved comments from the SEC with respect to the Parent SEC Documents. Other than the Parent Operating Partnership, no Parent Subsidiary is required to file any form or report with the SEC.

(b)          Parent has made available to the Company true, complete and correct copies of all written correspondence between the SEC on the one hand, and Parent or the Parent Operating Partnership, on the other hand, since January 1, 2018. Since January 1, 2018, each of Parent and the Parent Operating Partnership has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the NYSE.

(c)          The consolidated financial statements of Parent and the Parent Subsidiaries included or incorporated by reference in the Parent SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein, in each case except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.

41

(d)          Since the end of Parent’s most recent audited fiscal year, there have been no significant deficiencies or material weakness in Parent’s internal control over financial reporting (whether or not remediated) and no change in Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Parent is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Since January 1, 2016, (x) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Parent and required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (y) to Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information relating to Parent required to be included in the reports Parent is required to file under the Exchange Act, and (z) Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s independent registered public accounting firm and the audit committee of the Parent Board (A) all known significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Parent have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, true, complete and correct in all material respects.

Section 4.8           Absence of Certain Changes or Events. From January 1, 2018 through the date of this Agreement, (i) Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Parent Material Adverse Effect, or any event, change, condition or effect that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9           No Undisclosed Material Liabilities. Except as would not reasonably be expected to have a Parent Material Adverse Effect, there are no liabilities of Parent or any of the Parent Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of Parent or the notes thereto, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of September 30, 2018 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the Transactions, or (c) liabilities incurred in the Ordinary Course of Business of Parent since September 30, 2018.

Section 4.10        No Default. Neither Parent nor any Parent Subsidiary is in default or violation (and to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Parent Charter or the Parent Bylaws, (ii) the comparable charter or organizational documents of the Parent Operating Partnership or (iii) the comparable charter or organizational documents of any Parent Subsidiary, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their respective properties or assets is bound other than as a lender thereunder, except in the case of (a)(iii) and (b) for defaults or violations which have been cured or, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

42

Section 4.11         Litigation. Except as set forth in Section 4.11(a) of the Parent Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing by or before any Governmental Authority against Parent or any Parent Subsidiary or any director or officer of Parent or any Parent Subsidiary that would reasonably be expected to have a Parent Material Adverse Effect, and (b) neither Parent nor any Parent Subsidiary, nor any of Parent’s or any Parent Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 4.12         Taxes.

(a)          Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Authority all U.S. Federal income and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and remain true, complete and correct in all material respects. Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)          Parent: (i) for all taxable years commencing with the taxable year ending December 31, 1992 and through December 31, 2017, has been subject to taxation as REIT and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2018 and will operate to the Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the date of the Merger (and currently intends to operate in such manner thereafter); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and no such challenge is pending, threatened in writing, or, to the Knowledge of Parent, otherwise threatened or asserted.

(c)          No Parent Subsidiary is a corporation for U.S. Federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(d)          Each Parent Subsidiary that is a partnership, joint venture of limited liability company and that has not elected to be a Taxable REIT Subsidiary is and has been since its formation treated for U.S. federal income Tax purposes as a partnership, disregarded entity or Qualified REIT Subsidiary as the case may be, and not as a corporation or an association taxable as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, whose separate existence is respected for U.S. federal income tax purposes.

43

(e)          (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing, threatened in writing or, to the Knowledge of Parent, otherwise threatened or asserted with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary; (ii) no deficiency for material Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any material Tax Return; and (iv) neither Parent nor any of the Parent Subsidiaries has entered into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(f)          Parent and each of the Parent Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state, local or foreign Law) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)          Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)          Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(i)          Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)          This Section 4.12 contains the sole and exclusive representations and warranties of the Parent Parties with respect to Taxes and Tax matters (other than those matters described in Section 4.7(c) and Section 4.13).

Section 4.13         Pension and Benefit Plans; Employees.

(a)          Each material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Parent or any of its ERISA Affiliates or pursuant to which Parent or any of its ERISA Affiliates has or would reasonably be expected to have any material liability (such Employee Benefit Plans, the “Parent Employee Benefit Plans”) that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to the Knowledge of Parent, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

44

(b)          Each Parent Employee Benefit Plan has been administered in all material respects in accordance with its terms and with the requirements of applicable law, including ERISA and the Code, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No Parent Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code) and neither Parent nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any such plans.

Section 4.14         Environmental Matters.

(a)          Except as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

(i)          Parent and each Parent Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii)         Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance in all material respects with their respective Environmental Permits.

(iii)        Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no Action pending, or, to the Knowledge of Parent, threatened against Parent and any Parent Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv)        Since January 1, 2016, neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.

(v)         Since January 1, 2016, neither Parent nor any Parent Subsidiary has assumed, by contract or, to the Knowledge of Parent, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi)        Since January 1, 2016, neither Parent nor any Parent Subsidiary has caused, and to the Knowledge of Parent, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

45

(b)          Notwithstanding any other provision of this Agreement, this Section 4.14 contains the exclusive representations and warranties of the Parent Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 4.15         Properties.

(a)          Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent or a Parent Subsidiary owns good and valid fee simple title or a good and valid ground lease interest (as applicable) to each of the real properties identified as owned by Parent in the Parent SEC Reports (each, a “Parent Property” and, collectively, the “Parent Properties”), in each case, free and clear of Liens, except for Parent Permitted Liens. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP), (ii) Liens imposed or promulgated by Law, including municipal zoning, land use and building restrictions, by-laws, regulations, permits and licenses and ordinances of federal, provincial, municipal or other Governmental Authorities (but not including Liens imposed pursuant to CERCLA and similar Laws), (iii) Liens that are disclosed on the existing Parent title insurance policies and the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, or relate to Indebtedness otherwise disclosed in the Parent Disclosure Letter, (iv) any inchoate cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the Ordinary Course of Business of Parent that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP), (v) Liens arising under Parent Leases for the occupation of the Parent Properties as tenants only in the ordinary course of business of Parent or any Parent Subsidiary, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Parent Properties (assuming its continued use in the manner it is currently operated).

(b)          Neither Parent nor any Parent Subsidiary has received written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c)          Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, no condemnation, eminent domain, expropriation or similar proceeding has occurred or is pending with respect to any owned Parent Property or, to the Knowledge of Parent, any Parent Property ground leased by Parent or any Parent Subsidiary, that would interfere in any material manner with the current use of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Parent Properties (assuming its continued use in the manner it is currently operated), and neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings (other than those initiated by or on behalf of Parent or with Parent’s consent as set forth in Section 4.15(c) of the Parent Disclosure Letter) are threatened for any Parent Property that would interfere in any material manner with the current use of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Parent Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire or health has been violated (and remains in violation) for any Parent Property.

46

(d)          Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Lease is legal, valid, binding and enforceable on Parent or each Parent Subsidiary that is a party thereto, as applicable, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). None of Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Lease, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any Parent Lease, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received written notice of any violation of or default under any Parent Lease except, for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e)          Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect and except for Parent Permitted Liens, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent’s, or any Parent Subsidiary’s, ownership, ground lease or right to use a Parent Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary.

Section 4.16         Vote Required. No vote of holders of any class or series of capital stock or other equity interests of Parent or the Parent Operating Partnership is required to approve the Merger or any of the other Transactions.

Section 4.17        Brokers. Except for the fees and expenses payable to Centerview Partners LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 4.18         Investment Company Act. Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

47

Section 4.19         Takeover Statutes. The Parent Board has taken all action necessary, if any, to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in the MGCL and Section 5.02 of the Parent Charter. No Takeover Statutes, as in effect on the date of this Agreement, are applicable to this Agreement, the Merger or the other Transactions.

Section 4.20        Related Party Transactions. Except as disclosed in the Parent SEC Reports, from January 1, 2018 through the date of this Agreement, there have been no transactions or contracts between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.21         Sufficient Funds. Parent has, and will have at the Merger Effective Time, access (including through cash on hand available its operating bank accounts or cash able to be drawn under the applicable credit facilities of the Parent Parties set forth in Section 4.5(a) of the Parent Disclosure Letter) to all of the funds that are necessary for it to pay the Cash Consideration and Fractional Share Consideration and to consummate the Merger and the other Transactions and to perform its obligations under this Agreement.

Section 4.22         No Other Representations and Warranties.

(a)          Except for the representations or warranties expressly set forth in this Article IV, none of the Parent Parties, any of their Affiliates or any other person on behalf of the Parent Parties has made any representation or warranty, expressed or implied, with respect to Parent or any of the Parent Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding Parent or the Parent Subsidiaries.

(b)          Except for the representations or warranties expressly set forth in Article III, each of the Parent Parties agrees that none of the Company Parties, any of their Affiliates or any other person on behalf of the Company Parties has made any representation or warranty, expressed or implied, with respect to the Company or any of the Company Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding the Company or the Company Subsidiaries, and none of the Parent Parties, any of their Affiliates or any other person on behalf of the Parent Parties has relied on any representation or warranty except for those expressly set forth in Article III.

48

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1           Conduct of Business by the Company Parties Pending the Closing.

(a)          Each of the Company Parties covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, each of the Company Parties shall, and shall cause each of the other Company Subsidiaries to, (i) conduct its business in all material respects in the Ordinary Course of Business of the Company and (ii) use reasonable best efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing business and business relationships, including relationships with Governmental Entities, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all Company Insurance Policies, and (E) maintain the status of the Company as a REIT.

(b)          Without limiting the foregoing, each of the Company Parties covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Parent, as may be expressly contemplated, required or permitted (including as otherwise permitted by this Section 5.1(b)) pursuant to this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, each of the Company Parties shall not, and shall not cause or permit any other Company Subsidiary to, do any of the following:

(i)          amend or propose to amend (A) the Company Charter or the Company Bylaws, or (B) such equivalent organizational or governing documents of any Company Subsidiary;

(ii)         split, combine, reclassify, subdivide or otherwise amend the terms of its capital stock or other equity securities or ownership interests of the Company or any Company Subsidiary (other than any wholly owned Company Subsidiary);

(iii)        declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of dividends in accordance with Section 6.11, (B) the declaration and payment by the Company of (i) regular quarterly dividends, paid quarterly in accordance with past practice in an amount not to exceed $0.21 per share of Company Common Stock per quarter (the “Company Quarterly Dividends”), and (ii) the Pre-Closing Dividend (together with the Company Quarterly Dividends, the “Company Permitted Dividends”), provided, that the Company shall not pay any dividend with respect to the third quarter of 2018, (C) the declaration, set-aside or payment of dividends or other distributions by any directly or indirectly wholly owned Company Subsidiary to the Company or any other Company Subsidiary, (D) the declaration and payment of regular dividends with respect to units of limited partnership in the Company Operating Partnership as required under the Company Operating Partnership’s organizational documents, and (E) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, as required by the requirements of the organizational documents of such Company Subsidiary;

49

(iv)        redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Restricted Shares in order to satisfy withholding Tax obligations upon the vesting of such Company Restricted Shares, (B) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to outstanding Company RSUs granted pursuant to the Company Equity Incentive Plan, (C) the repurchase of the Company “excess shares” pursuant to the Company Charter, or (D) in connection with the redemption or repurchase by a wholly owned Company Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by the Company or a Company Subsidiary);

(v)         except for (A) transactions among the Company and one or more wholly owned Company Subsidiaries or among two or more wholly owned Company Subsidiaries, or (B) issuances of shares of Company Common Stock upon the vesting or settlement of Company RSUs outstanding as of the date of this Agreement pursuant to the terms of the existing documents governing such Company RSUs, which vesting or settlement would occur only pursuant to Section 5(b)(xvi)(A) as to the Company RSUs held by a Company employee if the Parent consents to the termination of employment before the Effective Time of the Company employee by the Company without “Cause” as defined in the employment agreement or award agreement to which such employee is a party and such employment agreement or award agreement requires vesting in such event, issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other equity interests;

(vi)        acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $500,000 in each instance or $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary, or (B) the pending acquisitions or investments set forth on Section 5.1(b)of the Company Disclosure Letter on the terms and conditions set forth thereon (the “Company Pending Investments”);

50

(vii)       sell, mortgage, pledge, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property or any material amount of other non-real property assets (including by merger, consolidation or acquisition of shares or assets), except (A) by the Company, or any wholly owned Company Subsidiary, with, to or from any existing wholly owned Company Subsidiary, (B) pledges or encumbrances of direct or indirect equity interests in Company Subsidiaries from time to time in connection with the Company Credit Agreement (1) which Company Subsidiaries acquire properties or make investments that are the subject of the Company Pending Investments, or (2) are not currently included in the Company’s borrowing base under the Company Credit Agreement and are set forth on Section 5.1(b)(vii) of the Company Disclosure Letter, or (C) for sales, transfers or dispositions of property or assets in the Ordinary Course of Business of the Company that do not exceed $10,000,000 in the aggregate upon five (5) business days prior notice to Parent;

(viii)      for any Company Development Properties, (A) expend or incur any amount, or (B) enter into, amend, modify, exercise rights under or terminate any Company Development Contracts which are Company Material Contracts, except (1) as contemplated by any existing Company Development Contract or (2) up to $2,000,000 in the aggregate in excess of the amount set forth in clause (1) that are incurred or made in the Ordinary Course of Business of the Company;

(ix)         (1) incur, create, assume or prepay any Indebtedness for borrowed money or issue any Indebtedness or debt securities of the Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than indebtedness of a wholly owned Company Subsidiary that is permitted hereunder), except (A) Indebtedness incurred under the Company Credit Agreement or other existing similar lines of credit for working capital purposes (including to the extent necessary to pay dividends permitted by Section 5.1(b)(iii)), (B) Indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects set forth on Section 5.1(b)(ix) of the Company Disclosure Letter, (C) any additional Indebtedness in an amount that, in the aggregate, does not exceed $2,000,000, and which is prepayable without penalty or premium, upon prior written notice (which notice is permitted to be conditioned on consummation of the Closing), (E) unsecured inter-company Indebtedness among the Company and the Company Subsidiaries and (F) any surety bonds not exceeding $500,000 individually or $1,000,000 in the aggregate; or (2) refinance, replace or amend the terms of any Indebtedness except refinancing, replacing or amending the terms of any existing Indebtedness, including the replacement or renewal of any letters of credit or surety bonds, provided, that the terms of such new Indebtedness (or any refinancing, replacement or amended Indebtedness) shall not in the aggregate, for each separate instrument of Indebtedness, be materially more onerous on the Company or its Subsidiaries compared to the existing Indebtedness being so refinanced, replaced or amended, shall not contain a Negative Pledge, shall not restrict or prohibit the consummation of the Transactions, and the principal amount of any such refinancing or replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing;

51

(x)          other than the Company Pending Investments, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), or make any change in any such arrangements, except for (A) loans or advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties, as set forth on Section 5.1(b)(x) of the Company Disclosure Letter or (B) loans, advances, capital contributions or investments of not more than $500,000 individually or $2,000,000 in the aggregate and that would not reasonably be expected to prevent or adversely impact the ability of the Company to qualify as a REIT;

(xi)         make or enter into any guarantee, “keep well” or similar agreement to maintain the financial condition of another entity;

(xii)        enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder, does not create a Negative Pledge, does not restrict or prohibit the consummation of the Transactions, and does not otherwise adversely affect the Company, any Company Subsidiary or Parent, (C) any renewal of any of the Company Insurance Policies upon its scheduled termination on substantially the same terms in the aggregate for each separate Company Insurance Policy as currently in effect, (D) as may be reasonably necessary to comply with the terms of this Agreement, or (E) in connection with change orders related to any construction, development, redevelopment or capital expenditure projects that either (x) do not increase the cost of any such project, or (y) are otherwise permitted pursuant to Section 5.1(b)(ix) above;

(xiii)       (A) except in connection with Company Leases for Company Properties that are multi-tenant medical office buildings or otherwise involving annual rent payments not in excess of $500,000, (i) enter into, renew, modify or amend in a manner adverse to the Company, (ii) waive, release or compromise in a manner adverse to the Company or (iii) assign any rights or claims under, any Company Lease, other than any termination or renewal in accordance with the terms of any existing Company Lease, and (B) in connection with any Company Leases for Company Properties that are multi-tenant medical office buildings, (i) enter into any new lease (including renewals) for in excess of 20,000 square feet of net rentable area at any such Company Property, (ii) except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 20,000 square feet of net rentable area;

52

(xiv)      waive, release, assign any material rights or claims or make any payment, direct or indirect, of any material liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms;

(xv)       subject to Section 6.8, waive, release, assign, settle or compromise any Action, other than any waiver, release, assignment, settlement or compromise that (A) with respect to the payment of monetary damages, involves only the payment of monetary damages not to exceed $100,000 in the aggregate (excluding any portion of such payment payable under an existing insurance policy) and for which the Company or Company Subsidiary receives a complete general release, (B) does not involve the imposition of any injunctive relief against the Company or any Company Subsidiary, (C) does not provide for any admission of liability by the Company or any of the Company Subsidiaries, and (D) is with respect to any legal Action involving any present, former or purported holder or group of holders of shares of Company Common Stock, in accordance with Section 6.8;

(xvi)      (A) hire or terminate the employment of any officer of the Company (including the officers listed on Section 5.1(b)(xvi) of the Company Disclosure Letter ) or any other employee of the Company who is a party to a Company RSU award agreement which would require vesting of Company RSUs as result of termination of employment, cause an event of “Good Reason” to exist under the employment agreement of any such officer, or promote or appoint any Person to a position of officer of the Company, (B) increase in the amount, rate or terms of compensation, benefits or job grade or title of any of the Company’s employees other than increases in salary in the Ordinary Course of Business of the Company in connection with annual reviews or promotions, (C) enter into, adopt, amend or terminate any Company Employee Benefit Plan or any Employee Benefit Plan that if entered into or adopted would be a Company Employee Benefit Plan except any amendments in the Ordinary Course of Business of the Company that do not contravene the other covenants set forth in this clause (xvii) or materially increase the cost to the Company, in the aggregate, of maintaining such Company Employee Benefit Plan, (D) accelerate the vesting or payment of any compensation, benefit or award under any Company Employee Benefit Plan, or (E) grant any awards under the Company Equity Incentive Plan or any bonus, incentive, performance or other compensation plan or arrangement or (F) allow the vesting or settlement of any outstanding Company RSU, except as to the Company RSUs held by a Company officer or other employee if the Parent consents to the termination of employment before the Effective Time of such Company officer or other employee by the Company without “Cause” as defined in the employment agreement or award agreement to which such officer or other employee is a party and such employment agreement or award agreement requires vesting in such event;

(xvii)     fail to maintain all financial books and records in all material respects in accordance with GAAP and consistent with past practices or make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP or in applicable Law, or make any change, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

53

(xviii)    enter into any new line of business;

(xix)       fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xx)        (A) enter into, or modify in a manner adverse to the Company or Parent, any Company Tax Protection Agreement, (B) make, change or rescind any material election relating to Taxes, (C) change a material method of Tax accounting, (D) amend any material income Tax Return, (E) settle or compromise any material Federal, state, local or foreign Tax liability, audit, claim or assessment, (F) enter into any material closing agreement related to Taxes, or (G) knowingly surrender any right to claim any material Tax refund, give or request any waiver of a statute of limitation with respect to any material Tax Return, except, in each case, (1) to the extent required by Law or (2) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. Federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi)       adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except with respect to wholly owned Company Subsidiaries that have de minimis assets and liabilities;

(xxii)      form any new funds, joint ventures or other pooled investment vehicles except for wholly owned subsidiaries;

(xxiii)     except (A) pursuant to the Company’s budget previously provided to Parent, (B) capital expenditures necessary to repair any casualty losses in an amount up to $2,000,000 in the aggregate or to the extent such losses are covered by existing insurance, and (C) capital expenditures necessary to comply with applicable Law or to repair and/or prevent damage to any of the Company Properties or as is necessary in the event of an emergency situation, after prior notice to Parent (provided, that if the nature of such emergency renders prior notice to Parent impracticable, the Company shall provide notice to Parent as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate;

(xxiv)    (A) amend or modify the engagement letter with the financial advisor referred to in Section 3.22 in a manner adverse to the Company, any Company Subsidiary or Parent, or (B) engage other financial advisors in connection with the Merger unless the directors of the Company have concluded in good faith (after consultation with outside legal counsel) that failure to engage another financial advisor would be inconsistent with their duties under applicable Law;

54

(xxv)     take any action, or fail to take any action, which action or failure would, or would reasonably be expected, to cause the (A) Company to fail to qualify as a REIT or (B) any Company Subsidiary to be treated as a corporation for U.S. Federal income tax purposes, other than as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary;

(xxvi)    take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xxvii)    except to the extent permitted by Section 5.3, take any action that would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other Transactions;

(xxviii)    enter into any contracts with any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any contract pursuant to which the Company has an obligation to indemnify such officer, director, affiliate or family member;

(xxix)      take any action under the Company Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Common Stock with respect to the Merger or the other Transactions; or

(xxx)        authorize, or enter into any contract, agreement or binding commitment or arrangement to do any of the foregoing.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any Company Subsidiary from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, including making dividend or other distribution payments in accordance with Section 6.11 to stockholders of the Company in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. Federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be. If the Company proposes to take any such action, it shall notify Parent as soon as reasonably practicable prior to the taking of such action.

55

Section 5.2           Conduct of Business by the Parent Parties Pending the Closing.

(a)          Each of the Parent Parties covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 5.2(a) or Section 5.2(b) of the Parent Disclosure Letter, each of the Parent Parties shall, and shall cause each of the other Parent Subsidiaries to, (i) conduct its business in all material respects in the Ordinary Course of Business of Parent, and (ii) use reasonable best efforts to maintain the status of Parent as a REIT.

(b)          Without limiting the foregoing, each of the Parent Parties covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted (including as otherwise permitted by this Section 5.2(b)) pursuant to this Agreement, or as set forth in Section 5.2(b) of the Parent Disclosure Letter, each of the Parent Parties shall not, and shall not cause or permit any other Parent Subsidiary to, do any of the following:

(i)          amend or propose to amend (A) the Parent Charter or Parent Bylaws, (B) the Parent Operating Partnership Agreement or the certificate of limited partnership of the Parent Operating Partnership or (C) such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, in each case, if such amendment would impede completion of the Transactions or otherwise be materially adverse to Parent or the Company;

(ii)         split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent or the Parent Operating Partnership;

(iii)        declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of dividends in accordance with Section 6.11, (B) the declaration and payment by Parent of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at an annualized rate not to exceed $2.64 per share of Parent Common Stock (the “Parent Permitted Dividends”), (C) the declaration, set-aside or payment of dividends or other distributions by any directly or indirectly wholly owned Parent Subsidiary to Parent or any other Parent Subsidiary, (D) the declaration and payment of regular dividends that are required to be made in respect of any units of limited partnership in the Parent Operating Partnership, and (E) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, as required by the requirements of the organizational documents of such Parent Subsidiary;

56

(iv)        redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Parent or a Parent Subsidiary, other than (A) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Restricted Shares in order to satisfy withholding Tax obligations upon the vesting of such Parent Restricted Shares, (B) the withholding of shares of Parent Common Stock to satisfy withholding Tax obligations with respect to outstanding equity awards granted pursuant to the Parent Equity Incentive Plan, (C) the repurchase of Parent “excess shares” pursuant to the Parent Charter, (D) Parent OP Units in accordance with the terms of the Parent Operating Partnership Agreement, (E) in connection with the redemption or repurchase by a wholly owned Parent Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by Parent or a Parent Subsidiary) or (F) the conversion of outstanding “LTIP Units” (as defined in the Parent Operating Partnership Agreement) into “LP Units” as defined therein or the redemption of such LP Units in exchange for cash or capital stock of Parent;

(v)         acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof that would, or would reasonably be expected to, prevent or materially impair or materially delay the ability of the Parent Parties to consummate the Transactions;

(vi)        fail to maintain all financial books and records in all material respects in accordance with GAAP and consistent with past practices or make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in GAAP or in applicable Law, or make any change, other than in the Ordinary Course of Business of the Parent, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(vii)       enter into any new material line of business;

(viii)      fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(ix)         adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected (A) to be materially adverse to the Company or (B) to prevent or impair the ability of the Parent Parties to consummate the Transactions;

(x)          take any action, or fail to take any action, which action or failure would, or would reasonably be expected to cause Parent to fail to qualify as a REIT;

(xi)         take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xii)        take any action that would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other Transactions;

(xiii)       approve, adopt or enact any “poison pill” or similar stockholder rights plan applicable to the Merger and other Transactions that would otherwise delay, prevent or impair the ability of the Parties to consummate the Merger and other Transactions; or

57

(xiv)      authorize, or enter into any contract, agreement or binding commitment or arrangement to do any of the foregoing.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or any Parent Subsidiary from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, including making dividend or other distribution payments in accordance with Section 6.11 to stockholders of Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. Federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be.

Section 5.3           Company Acquisition Proposals.

(a)          Except as permitted by, and subject to, this Section 5.3(a), Section 5.3(c), Section 5.3(e) and Section 5.3(g), and except as provided below in respect of any Window Period Bidder, from the date hereof until the earlier of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company and the Company Operating Partnership shall not, and shall cause the other Company Subsidiaries not to, and shall not authorize or permit any directors, officers, or employees or Representatives of the Company, the Company Operating Partnership or any of the other Company Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any Person other than Parent or its Representatives, any non-public information or data with respect to, any Company Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement, in each case, related to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or other agreement requiring or having the effect of requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Notwithstanding the foregoing, in the event that, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the date that is thirty (30) days following the date of this Agreement (the “Window Period End Time”), any of the Company, the Company Operating Partnership, the other Company Subsidiaries or their respective Representatives receives any written, unsolicited and bona fide inquiry, proposal or, offer or other contact from a third party (including any Affiliates of such Person and joint venture partners of such Person in connection with any Company Acquisition Proposal, each a “Window Period Bidder”) that the Company Board determines, after consultation with outside legal counsel and its financial advisors, constitutes, or could reasonably be expected to lead to, any Company Acquisition Superior Proposal, then, subject to Section 5.3(a), at any time prior to the Window Period End Time, the Company, the Company Operating Partnership, the other Company Subsidiaries or their respective Representatives (on their behalf) may, and shall have the right to, directly or indirectly: (i) furnish non-public information or data pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided, however, that to the extent Company, the Company Operating Partnership, the other Company Subsidiaries or their respective Representatives furnishes, makes available or provided access to a Window Period Bidder of any non-public information not previously provided to Parent, the Company shall provide (to the extent permitted by applicable Law) such non-public information to Parent concurrently with the time it is provided to any such other Window Period Bidder) provided that a copy of such Acceptable Confidentiality Agreement(s) shall be promptly (in all events within 24 hours) provided for informational purposes to Parent); and (ii) enter into or otherwise participate in any discussions or negotiations with any such Window Period Bidder relating to, or in furtherance of such inquiries, proposal or offer in a manner that the Company Board deems appropriate in its sole and absolute discretion.

58

(b)          Except as permitted by, and subject to, Section 5.3(a), Section 5.3(c), Section 5.3(e) and Section 5.3(g), following the Window Period End Time, each of the Company and the Company Operating Partnership shall, and shall cause each of the other Company Subsidiaries and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Window Period Bidder with respect to any Company Superior Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person. Notwithstanding the foregoing, nothing in this Section 5.3(b) shall preclude the Company, the Company Operating Partnership, the other Company Subsidiaries or their respective Representatives from contacting any such Person solely for the purpose of complying with the immediately preceding sentence.

(c)          Notwithstanding the foregoing or anything to the contrary in this Section 5.3, if, prior to obtaining the Company Stockholder Approval, (i) the Company or the Company Operating Partnership receives a written Company Acquisition Proposal (including any Company Acquisition Proposal previously received from any Window Period Bidder) that the Company Board believes in good faith to be bona fide, (ii) such Company Acquisition Proposal was not the result of a violation of Section 5.3(a) (provided, that the Parties agree that the Company and the Company Board may correspond with a third party making any such Company Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal), and (iii) the Company Board determines (or, with respect to any Company Acquisition Proposal from any Window Period Bidder, has previously determined and not rescinded such determination) in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Company Superior Proposal, then the Company and the Company Operating Partnership may (and may authorize the other Company Subsidiaries and their Representatives to) (x) furnish non-public information with respect to the Company, the Company Operating Partnership and the other Company Subsidiaries to the Person making such Company Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or concurrently with the time it is provided to such Person, and (y) engage in discussions and participate in negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal.

59

(d)          Except as expressly provided in Section 5.3(e), the Company Board (i) (A) shall not fail to make and shall not withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Merger or any of the other Transactions, and (B) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal (each such action set forth in this Section 5.3(d)(i) being referred to herein as a “Company Adverse Recommendation Change”), and (ii) shall not cause or permit the Company, the Company Operating Partnership or any of the other Company Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.3(a) or Section 5.3(c)).

(e)          Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (i) make a Company Adverse Recommendation Change (and may thereafter and following the termination of this Agreement pursuant to Section 8.1 cause or permit the Company, the Company Operating Partnership or any of the other Company Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to a Company Acquisition Proposal), if (A) the Company Parties have not violated Section 5.3(a), Section 5.3(b) or Section 5.3(c) and (B) the Company Board has determined in good faith (after consultation with outside counsel and its financial advisors) that the applicable Company Acquisition Proposal (whether or not from a Window Period Bidder) constitutes a Company Superior Proposal and that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its duties under applicable Law; and (ii) make a Company Adverse Recommendation Change if, in the absence of a Company Acquisition Proposal, (A) a Company Intervening Event has occurred, and (B) the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that the failure to make such Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its duties under applicable Law; so long as, in each case ((i) and (ii)), (x) four business days prior to making any such Company Adverse Recommendation Change, the Company has notified Parent in writing that the Company Board intends to make a Company Adverse Recommendation Change in connection with a Company Superior Proposal or a Company Intervening Event (a “Company Change Notice”) and which Company Change Notice shall specify, in a case where such Company Change Notice relates to a Company Superior Proposal, the identity of the party who made such Company Superior Proposal and all of the material terms and conditions of such Company Superior Proposal and attach a copy of the most current version of the related Company Alternative Acquisition Agreement, and, in a case where such Company Change Notice relates to a Company Intervening Event, a description of such Company Intervening Event, and (y) during the four business day period beginning on the date of delivery of the applicable Company Change Notice to Parent, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with) Parent (to the extent that Parent desires to negotiate) in making adjustments to the terms and conditions of this Agreement such that (1) in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal (provided that any amendment, supplement or modification to any Company Acquisition Proposal shall be deemed a new Company Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 8.1 or make a Company Adverse Recommendation Change pursuant to clause (i) of this Section 5.3(e) unless the Company has again complied with the requirements of this Section 5.3(e) with respect to each such new Company Acquisition Proposal including sending a Company Change Notice with respect to each such new Company Acquisition Proposal (except that the new negotiation period under this Section 5.3(e)(y)(1) with respect to any revised Company Acquisition Proposal shall be two business days, instead of four business days)), and (2) in circumstances not involving a Company Acquisition Proposal, as may be proposed by Parent.

60

(f)          The Company shall notify Parent promptly (but in no event later than one (1) Business Day) after it obtains Knowledge of the receipt by the Company, the Company Operating Partnership, any other Company Subsidiary or any of their respective Representatives of, the making of, or the intent to make, any Company Acquisition Proposal, any inquiry that could reasonably be expected to lead to a Company Acquisition Proposal, or any request for non-public information relating to the Company or any Company Subsidiary or for access to the business, properties, assets, books, or records of the Company or any Company Subsidiary, by any Person or group of related Persons in connection with the making of, or intent to make, a Company Acquisition Proposal. Such notification shall include, to the extent then known and unless prohibited by the terms of any confidentiality agreement between the Company and such Person entered into prior to the date of this Agreement, the identity of the parties and a copy of such Company Acquisition Proposal, or, if not made in writing, a written description of the material terms thereof. The Company shall keep Parent reasonably apprised, on a reasonably current basis, of the status and material terms, including any material or proposed developments with respect to discussions and negotiations concerning any such Company Acquisition Proposal.  Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit the Company, the Company Operating Partnership, the other Company Subsidiaries and their respective Representatives from contacting any Person submitting a Company Acquisition Proposal (that was not the result of a violation of this Section 5.3) solely to clarify the terms of the Company Acquisition Proposal for the sole purpose of the Company Board informing itself about such Company Acquisition Proposal.

(g)          Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided that a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Adverse Recommendation Change.

61

(h)          For purposes of this Agreement:

(i)          “Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution or similar transaction, (A) of assets or businesses of the Company and the Company Subsidiaries, taken as a whole, that generate 20% or more of the net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, (B) that represent 20% or more of the consolidated total assets (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (C) of 20% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company (including through any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of the Company or the Company Operating Partnership), in each case ((A) through (C)), other than the Merger and the other Transactions.

(ii)         “Company Intervening Event” means a material event, circumstance, development or change (other than, and not related to, a Company Acquisition Proposal) that (w) affects the business, assets or operations of the Company or the Company Subsidiaries, (x) was not known to the Company Board (assuming consultations with appropriate officers and Representatives of Company) on the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable), (y) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement, and (z) becomes known (or the consequences of which become known) to the Company Board prior to the Merger Effective Time; provided, however, in no event shall the following events constitute a Company Intervening Event: changes, in and of themselves, in the general economic or business conditions within the United States or any other jurisdictions in which the Company or Company Subsidiaries operate; changes, in and of themselves, in the market price or trading volume of the Company’s stock; or the fact, in and of itself, that the Company or its Subsidiaries exceed internal or published projections; provided, further, that the underlying causes of such changes or facts shall not be excluded from this definition of “Company Intervening Event” to the extent that it would otherwise be within the definition.

62

(iii)        “Company Superior Proposal” means any bona fide written Company Acquisition Proposal made by a third party after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 80%), taking into account all legal, financial, regulatory and other aspects of the proposal, including the timing and prospects for completion, and the Person making the proposal, that, if consummated, would be more favorable to the stockholders of Company from a financial point of view than the Transactions (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal); provided that such Company Superior Proposal did not result from a breach by the Company or any Company Subsidiary or Representative of this Agreement including Section 5.3.

(iv)        References in this Section 5.3 to (a) the Company Board shall mean the board of directors of the Company or a duly authorized committee thereof, and (b) Company outside counsel shall mean, as applicable, outside counsel to the Company or a duly authorized committee thereof.

(v)         The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger and other Transactions prior to the termination of this Agreement in accordance with its terms.

Section 5.4           Form S-4 and Proxy Statement.

(a)          As promptly as reasonably practicable following the date of this Agreement, and in any event no later than thirty (30) calendar days following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Proxy Statement, and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Parent Common Stock issuable in the Merger, which will include the Proxy Statement with respect to the Company Stockholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

63

(b)          If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.4(b) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4(b), any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c)          The Company shall, in consultation with Parent, in accordance with applicable Law and the Company Governing Documents, establish a record date and meeting date for the Company Stockholder Meeting, and shall, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall not change the record date or meeting date for the Company Stockholder Meeting without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Parent may require the Company, and the Company shall have the right, to adjourn or postpone the Company Stockholder Meeting to a date determined in consultation with Parent (provided, that the Company Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that the Company Stockholder Approval will be obtained at such meeting.

64

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1           Access; Confidentiality; Notice of Certain Events.

(a)          During the Interim Period, to the extent permitted by applicable Law and Contracts, and subject to the reasonable protocols imposed from time to time upon advice of counsel, each of Parent and the Company shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Parent and the Company shall, and shall cause each of the Parent Subsidiaries and Company Subsidiaries, respectively, to, furnish all information in its possession (financial or otherwise) concerning its business, properties and personnel such other Party or its Representatives may reasonably request; provided, that no such disclosure or investigation pursuant to this Section 6.1 shall affect, or be deemed to modify, any of the representations or warranties made by any of the Parties hereunder and all such access shall be coordinated through designated Representatives of Parent or the Company, as applicable, in accordance with reasonable procedures as they may establish. Notwithstanding the foregoing, neither Parent nor the Company shall be required by this Section 6.1(a) to provide the other Party or the Representatives of the other Party with access to or to disclose information, (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course of Business (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law, contractual obligation or duty (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty or to obtain the consent of the third party to whom the contractual duty is owed) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of Parent and the Company will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, each of the Company and Parent shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the Transactions without the prior written consent of the other Party (provided that, for the avoidance of doubt, nothing in this Section 6.1(a) shall be deemed to restrict a Party and its respective Representatives and Affiliates from contacting such third parties in pursuing its own business activities (operating in the ordinary course)).

65

(b)          Each of Parent and the Company will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

(c)          The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party (A) from any Governmental Authority in connection with this Agreement, the Merger or the other Transactions, or (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions or (C) of any written notice received from any Person in connection with (1) any material violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract or Company Lease, or (2) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any Person under any Company Material Contract or Company Lease, (ii) of any Legal Proceeding commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.

Section 6.2           Consents and Approvals.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the preparing and filing of all documentation to effect all required filings, notices, petitions, statements, registrations, submissions and applications and the obtaining of all necessary actions or non-actions, waivers, consents, authorizations and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid Legal Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.

66

(b)          In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause to be given) any notices to any Person, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 6.2(a) that are necessary, proper or advisable to consummate the Merger. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 6.2(b) shall not be a condition to the obligations of the Parties to consummate the Merger, except as described in Section 7.2(e).

(c)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger, none of the Company or any of the Company Subsidiaries, Parent or any of its Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person, in each case that is not conditioned upon the occurrence of the Closing. Subject to the foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The Parties acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any Party to effect the Merger, except as described in Section 7.2(e).

67

(d)          Each of the Parent Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to (including by using their respective reasonable best efforts to cause each of the Parent Subsidiaries to take all actions and do all things to) obtain all approvals, consents, authorizations and other confirmations required to be obtained pursuant to the terms of the agreements set forth on Section 4.5(a) of the Parent Disclosure Letter in connection with the Merger and the other Transactions.

(e)          Each of the Company Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to cause the termination of the agreement listed on Section 6.2(e) of the Company Disclosure Letter concurrent with or prior to Closing.

Section 6.3           Publicity. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions contemplated hereby shall be a joint press release, and thereafter, except with respect to any Company Adverse Recommendation Change or any action taken by the Company or the Company Board in accordance with Section 5.3, Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, duties under applicable Law or by obligations pursuant to any listing agreement with the NYSE.

Section 6.4           Directors’ and Officers’ Insurance and Indemnification.

(a)          Parent shall cause the Surviving Entity and each of the Company Subsidiaries to honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries, to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof and disclosed in Section 6.4(a) of the Company Disclosure Letter (the “Indemnification Agreements”), to each of the Covered Persons who are covered by such Company Governing Documents, Company Subsidiary Governing Documents or Indemnification Agreements arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time, including in connection with the approval of this Agreement and the Transactions.  Parent agrees to maintain in effect the rights to indemnification or exculpation from liabilities for acts or omissions occurring prior to the Merger Effective Time equivalent to the provisions now existing in favor of any such Covered Person in any Company Governing Document, Company Subsidiary Governing Document or Indemnification Agreement, and shall not amend, repeal or modify such rights in a manner adverse to a Covered Person for a period of six (6) years following the Closing Date; provided that, if at any time prior to the six-year anniversary of the Closing Date, any Covered Person delivers to Parent a written notice asserting that indemnification is required pursuant to this Section 6.4 with respect to a Claim, then the provisions for indemnification under this Section 6.4 with respect to such Claim shall survive the six-year anniversary of the Closing Date and shall continue to apply until such time as such Claim is fully and finally resolved.

68

(b)          Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Merger Effective Time, Parent and the Surviving Entity shall, and Parent shall cause the Surviving Entity to, in each case to the fullest extent permitted by applicable Law (but, in each instance for which indemnification is sought, only if such Covered Person would be entitled to indemnification by the Company or any Company Subsidiary under the Indemnification Agreements, the Company Governing Documents or the Company Subsidiary Governing Documents): (i) indemnify and hold harmless each person who is on the date hereof, or was previously, or is at any time from the date hereof until the Merger Effective Time, serving as a manager, director, officer, trustee, fiduciary or agent of the Company or any Company Subsidiary and acting in such capacity (collectively, the “Covered Persons”) against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, Claim Expenses and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) in connection with any Claim; and (ii) promptly pay on behalf of, or advance to, each Covered Person in advance of the final disposition of any such Claim, all Claim Expenses (including attorneys’ fees and any Claims Expenses incurred in enforcing any rights with respect to such indemnification or advancement) of any Covered Person incurred in connection with defending, serving as a witness with respect to or otherwise participating with respect to such Claim, in each case, without the posting of any surety or bond, but subject to the receipt of an undertaking by or on behalf of such Covered Person to repay such Claim Expenses if it shall ultimately be determined that such Covered Person is not entitled to be indemnified; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Merger Effective Time, any Covered Person delivers to Parent a written notice asserting that indemnification is required in accordance with this Section 6.4 with respect to a Claim, then the provisions for indemnification contained in this Section 6.4 with respect to such Claim shall survive the sixth (6th) anniversary of the Merger Effective Time and shall continue to apply until such time as such Claim is fully and finally resolved. Notwithstanding anything to the contrary set forth in this Agreement, neither Parent nor the Surviving Entity (1) shall be liable for any settlement effected without their prior written consent, and (2) shall have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.  Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in, or seek termination with respect to, any actual or threatened Claim in respect of which indemnification may be sought by a Covered Person hereunder unless such settlement, compromise or judgment includes an unconditional release of such Covered Persons from all liability arising out of such Claim.

69

(c)          For a period of six (6) years after the Merger Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Company may substitute therefor policies written by carriers with A.M. Best ratings no lower than the existing policies, providing at least the same coverage and amounts and containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Merger Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, then, in lieu of the foregoing insurance, effective as of the Merger Effective Time, the Company may purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Merger Effective Time, if such insurance can be obtained for an annual premium equal to the Base Premium with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof.

(d)          If any of Parent or the Surviving Entity, or any of the respective successors or assigns, (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.4.

(e)          The provisions of this Section 6.4 are intended to be for the express benefit of, and shall be enforceable by, each Covered Person and other Person referred to in this Section 6.4 (who are intended to be third party beneficiaries of this Section 6.4), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent and the Surviving Entity, and shall not be amended in a manner that is adverse to any Covered Person (including his or her successors, assigns and heirs) without the prior written consent of the applicable Covered Person (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 6.4 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which a Covered Person and other Person referred to in this Section 6.4 is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 6.5           Takeover Statutes. The Parties and their respective boards of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or Section 5.02 of the Parent Charter or Section 7.2 of the Company Charter (collectively the “Charter Restrictions”) on the Merger and the other Transactions. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Merger or any of the other Transactions or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person, except in connection with the concurrent termination of this Agreement and entry into a Company Alternative Acquisition Agreement that constitutes a Company Superior Proposal in accordance with Section 8.1(f).

70

Section 6.6           Rule 16b-3. Prior to the Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) or the acquisition of Parent equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company, or who will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.7           Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the other Company’s or any Company Subsidiary’s operations prior to the Merger Effective Time, and (b) prior to the Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.8           Security Holder Litigation. In the event that any Legal Proceeding related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its officers, directors and/or Representatives by security holders of the Company (a “Security Holder Litigation”), the Company shall promptly notify Parent of such Legal Proceeding and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such Legal Proceeding against the Company and/or its directors by security holders of the Company, and no settlement thereof shall be agreed to without Parent’s written consent.

Section 6.9           Director Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company and its wholly owned Subsidiaries in office immediately prior to the Merger Effective Time, such resignations to be effective as of the Merger Effective Time.

Section 6.10         Tax Matters.

(a)          The Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.2(c), (ii) deliver to Morrison & Foerster LLP a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Morrison & Foerster LLP to render the tax opinion described in Section 7.3(c) and (iii) deliver to Morrison & Foerster LLP and Bryan Cave Leighton Paisner LLP a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Bryan Cave Leighton Paisner LLP and Morrison & Foerster LLP to render the tax opinions described in Section 7.2(d) and Section 7.3(d).

71

(b)          Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.3(c), (ii) deliver to Bryan Cave Leighton Paisner LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent reasonably necessary or appropriate to enable Bryan Cave Leighton Paisner LLP to render the tax opinion described in Section 7.3(c), and (iii) deliver to Morrison & Foerster LLP and Bryan Cave Leighton Paisner LLP a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Bryan Cave Leighton Paisner LLP and Morrison & Foerster LLP to render the tax opinions described in Section 7.2(d) and Section 7.3(d).

(c)          Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

(d)          Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all Federal, state, and local income Tax or other purposes. None of Parent or the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.11         Dividends.

(a)          During the Interim Period, neither the Company nor Parent shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the Company (in the case of Parent) or Parent (in the case of the Company); provided, however, that the written consent of the other Party shall not be required for the authorization and payment of the Company Permitted Dividends or the Parent Permitted Dividends, as applicable. Notwithstanding the foregoing and any other restriction on dividends and other distributions in this Agreement, including the restrictions set forth in Section 5.1(b)(iii) and Section 5.2(b)(iii), each of the Company, any Company Subsidiary, Parent and any Parent Subsidiary shall be permitted (without the consent of the other Party) to declare and make dividends and distributions, including under Sections 858 or 860 of the Code, prior to the Closing if the making of such dividends or distributions prior to the Closing is necessary for the Company or Parent, as applicable, to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (each, a “REIT Dividend”); provided, that if either Party determines that it is necessary to declare a REIT Dividend, then it shall notify the other Party at least 20 days prior to the date of the Company Stockholder Meeting and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Parent, to holders of Parent Common Stock, in an amount per share of Parent Common Stock equal to the quotient obtained by dividing (A) the REIT Dividend declared by the Company with respect to each share of Company Common Stock by (B) the Exchange Ratio and (ii) in the case of the Company, to holders of Company Common Stock, in an amount per share of Company Common Stock equal to the product of (x) the REIT Dividend declared by the Parent with respect to each share of Parent Common Stock and (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 6.11(a) shall be the close of business on the last business day prior to the Closing Date; and

72

(b)          From and after the date of this Agreement, each of Parent and the Company shall coordinate with each other the payment of dividends with respect to their respective common stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Parent Common Stock and the Company Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any single calendar quarter with respect to their shares of Parent Common Stock or Company Common Stock or any shares of the Parent Common Stock that any such holder receives in exchange for shares of Company Common Stock in the Merger.

(c)          In the event that a distribution with respect to the Company Common Stock permitted under the terms of this Agreement has (a) a record date prior to the Merger Effective Time and (b) has not been paid as of the Merger Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such distribution from the Company as of immediately prior to the time such shares are exchanged pursuant to Article II.

Section 6.12         Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it, the Parent Operating Partnership or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger.

Section 6.13         Employee Benefits.

(a)          From the Closing Date and until the first anniversary thereof, Parent shall cause the Surviving Entity, or the applicable Parent Subsidiaries, to provide each person who was an employee of the Company or the Company Subsidiaries immediately prior to the Merger Effective Time and continues employment with Parent, the Surviving Entity or any Parent Subsidiary after the Effective Time (each, a “Company Employee”) with (i) a base salary (or hourly wage) that is not less than the base salary (or hourly wage), (ii) additional aggregate cash compensation commensurate with the total compensation, equal to the aggregate annual compensation (not including any equity or equity-based compensation) of such Company Employee immediately prior to the Closing Date and (iii) other employee benefits (other than any equity awards) that are substantially comparable in the aggregate to such benefits, in each case, as those provided to such Company Employee immediately prior to the Closing Date.

73

(b)          Parent agrees that it will, or will cause a Parent Subsidiary or the Surviving Entity to, from and after the Merger Effective Time, assume and agree to perform the employment agreements and retention agreements listed in Section 3.14(a) of the Company Disclosure Letter and honor all Company Employee Benefit Plans; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent, any Parent Subsidiary or the Surviving Entity to amend or terminate any Company Employee Benefit Plan or any other individual employee benefit plan, program, Contract or policy (in accordance with the amendment or termination provisions thereof) or as requiring Parent, any Parent Subsidiary or the Surviving Entity to continue or to offer to continue the employment or engagement of any employee or independent contractor or any written employment contract.

(c)          With respect to each employee benefit plan in which a Company Employee becomes a participant, Parent shall, and shall cause the applicable Parent Subsidiary or the Surviving Entity to, (i) fully credit each participating Company Employee for eligibility and vesting purposes under such employee benefit plan for such Company Employee’s service with the Company or one of the Company Subsidiaries prior to the Closing Date; provided, that no such service credit need be given where such credit would result in a duplication of benefits, (ii) use reasonable best efforts to fully credit each participating Company Employee for any coinsurance, copayments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the date the Company Employee becomes a participant in such employee benefit plan with respect to the calendar year in which such participation commences, and (iii) use reasonable best efforts to waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees.

(d)          Within five (5) business days after the Closing Date, Parent shall pay or cause a Parent Subsidiary or the Surviving Entity to pay to each Company Employee listed in Section 6.13(d) of the Company Disclosure Letter such employee’s 2018 annual bonuses as reflected on such schedule (less applicable tax withholdings) to the extent that such 2018 annual bonuses have not been paid before the Closing Date; provided, however, that payments made pursuant to this Section 6.13(d) would not violate any provision of the applicable Company Employee Benefit Plan or of Section 409A of the Code and other authoritative and binding guidance thereunder.

(e)          Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Employee Benefit Plan or Parent Employee Benefit Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement. Nothing herein shall be deemed to be a guarantee of employment for any employee of the Surviving Entity or any of its subsidiaries, or to restrict the right of the Surviving Entity, Parent or any of their respective subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice, or to modify the terms and conditions of employment. Parent and the Company acknowledge and agree that all provisions contained in this Section 6.13 are included for the sole benefit of Parent, the Surviving Entity, the Company, the Company Operating Partnership and their respective Subsidiaries, and that nothing in this Section 6.13, whether express or implied, shall create any third-party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Entity or any of their respective Subsidiaries or (B) to continued employment with Parent, the Company, the Surviving Entity, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.

74

Section 6.14         Company Indebtedness. The Company shall, or shall cause the Company Operating Partnership to, (a) deliver to Parent for the Indebtedness of the Company and the Company Subsidiaries listed on Section 6.14 of the Company Disclosure Letter (i) at least five (5) business days prior to Closing, customary payoff letters for such Indebtedness, in form and substance satisfactory to Parent, and (b) reasonably cooperate with Parent upon request in connection with terminating or transferring any Swap Contracts in connection with the Closing, in each case so that such Indebtedness may be paid in full and related Liens (if any) released in compliance with the loan documents or Swap Contracts evidencing such Indebtedness; provided, however, that, in lieu of the foregoing, the Company may, at any time prior to Closing, cause such Indebtedness to be terminated and paid in full, and (ii) at least ten (10) business days prior to Closing, a list of all letters of credit, if any, to be cash collateralized or backstopped with a letter of credit provided under Parent’s revolving credit facility, at Closing in connection with the termination and prepayment of Indebtedness contemplated in clause (i) of this Section 6.14.

Section 6.15         NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1           Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Parent Operating Partnership, the Company, the Company General Partner and the Company Operating Partnership, as the case may be, to the extent permitted by applicable Law:

(a)          Stockholder Approval. The Company Stockholder Approval shall have been duly obtained.

(b)          Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) which remains in effect and prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other Transactions and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Merger or the other Transactions.

(c)          Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced by the SEC and not withdrawn.

(d)          Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

75

Section 7.2           Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a)          Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1(Organization and Qualification; Subsidiaries), Section 3.3(a) and Section 3.3(g) (Capitalization), Section 3.4 (Authority), Section 3.8(ii) (Absence of Certain Changes or Events), Section 3.21 (Opinion of Company Financial Advisor), Section 3.24 (Brokers) and Section 3.26 (Takeover Statutes), each of the representations and warranties of the Company, the Company General Partner and the Company Operating Partnership set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.1(Organization and Qualification; Subsidiaries), Section 3.4 (Authority), Section 3.22 (Opinion of Company Financial Advisor), Section 3.24 (Brokers) and Section 3.26 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), (iii) the representations and warranties in Section 3.3(a) and Section 3.3(g) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all but de minimis respects as of such date) and (iv) the representation and warranty set forth in Section 3.8(ii) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b)          Performance of Obligations of the Company Parties. Each of the Company Parties shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

76

(c)          REIT Opinion. Parent shall have received a written opinion of Morrison & Foerster LLP, tax counsel to the Company, dated as of the Closing Date and in form and substance as set forth in Exhibit A to the Company Disclosure Letter and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with the Company’s inception date, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled the Company to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.10(a).

(d)          Section 368 Opinion. Parent shall have received a written opinion of Bryan Cave Leighton Paisner LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Bryan Cave Leighton Paisner LLP may rely upon the tax representation letters described in Section 6.10(a) and Section 6.10(b).

(e)          Certain Consents. Parent shall have received all necessary consents, waivers and approvals pursuant to the terms of the agreements set forth on Section 4.5(a) of the Parent Disclosure Letter as are required thereunder in connection with the Merger.

Section 7.3           Conditions to Obligations of the Company Parties. The obligations of the Company Parties to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)          Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), the first two sentences of Section 4.3(a) (Capitalization), Section 4.3(f) (Capitalization), Section 4.4 (Authority), Section 4.8(ii) (Absence of Certain Changes or Events), Section 4.17 (Brokers), Section 4.19 (Takeover Statutes) and Section 4.21 (Sufficient Funds), each of the representations and warranties of Parent and the Parent Operating Partnership set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.4 (Authority), Section 4.17 (Brokers) and Section 4.19 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), (iii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capitalization), Section 4.3(f) (Capitalization) and Section 4.21 (Sufficient Funds) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all but de minimis respects as of such date), and (iv) the representations and warranties set forth in Section 4.8(ii) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

77

(b)          Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Merger Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect.

(c)          REIT Opinion. The Company shall have received a written opinion of Bryan Cave Leighton Paisner LLP, tax counsel to Parent, dated as of the Closing Date and in form and substance as set forth in Exhibit A to the Parent Disclosure Letter and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with Parent’s inception date, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled Parent to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.10(b).

(d)          Section 368 Opinion. The Company shall have received a written opinion of its special tax counsel, Morrison & Foerster LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Morrison & Foerster LLP may rely upon the tax representation letters described in Section 6.10(a) and Section 6.10(b).

ARTICLE VIII
TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval) as follows:

(a)          by mutual written consent of Parent and the Company;

78

(b)          by either Parent or the Company, upon written notice to the other Party, prior to the Merger Effective Time, if any of the representations or warranties made by the other Party shall have been inaccurate when made, or shall have become inaccurate as of a date subsequent to the date of this Agreement, in each case which inaccuracy (i) in the case of an inaccuracy by the Company or the Company Operating Partnership, would result, if occurring or continuing on the Closing Date, in a condition in Section 7.2 not being satisfied and (ii) in the case of an inaccuracy by Parent or the Parent Operating Partnership, would result, if occurring or continuing on the Closing Date, in a condition in Section 7.3 not being satisfied unless, in each case, such inaccuracy is reasonably capable of being cured prior to the Outside Date; provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that such Party is not then capable of satisfying the conditions set forth in Section 7.2 (with respect to the Company) or Section 7.3 (with respect to Parent);

(c)          by either Parent or the Company, upon written notice to the other Party, prior to the Merger Effective Time, if there has been a breach by the other Party or Parties of any covenant or agreement set forth in this Agreement, which breach (i) in the case of a breach by the Company or the Company Operating Partnership would result, if occurring or continuing on the Closing Date, in a condition in Section 7.2 not being satisfied and (ii) in the case of a breach by Parent or the Parent Operating Partnership would result, if occurring or continuing on the Closing Date, in a condition in Section 7.3 not being satisfied unless, in each case, such breach is reasonably capable of being cured prior to the Outside Date; provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c) by any Party if such Party is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that such Party is not then capable of satisfying the conditions set forth in Section 7.2 (with respect to the Company) or Section 7.3(with respect to Parent);

(d)          by either Parent or the Company, if the Merger Effective Time shall not have occurred by 11:59 p.m., New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Merger Effective Time not occurring prior to the Outside Date;

(e)          by Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have made a Company Adverse Recommendation Change, (ii) the Company failed to include in the Proxy Statement when mailed to the Company’s stockholders, the Company Board Recommendation or (iii) a tender or exchange offer relating to Company Common Stock shall have been commenced (other than by Parent or any of their Affiliates) and the Company shall not have announced, within ten (10) business days after the commencement of such tender or exchange offer, an adverse recommendation with respect to such tender or exchange offer;

(f)          by the Company, prior to the receipt of the Company Stockholder Approval, if the Company Board authorizes the Company, in full compliance with this Agreement, to concurrently enter into a Company Alternative Acquisition Agreement that constitutes a Company Superior Proposal in accordance with Section 5.3, provided that prior to or concurrently with such termination, the Company pays the Company Termination Payment to Parent in accordance with Section 8.2(b); and, provided further, that the Company enter into such Alternative Acquisition Agreement concurrently with its termination of this Agreement;

79

(g)          by either the Company or Parent if a Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to any Party if the issuance of such final, non-appealable Order or taking of such other action was primarily due to the failure of such Party to perform any of its obligations under, or by breach of this Agreement; or

(h)          by either the Company or Parent if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor (unless such Company Stockholder Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 8.2           Effect of Termination.

(a)          In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Parent Operating Partnership, the Company or the Company Operating Partnership, except that the Confidentiality Agreements, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that, nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination (which liability the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs).

(b)          In the event that:

(i)          (A) a Company Acquisition Proposal shall have been publicly made, proposed or communicated, after the date hereof and prior to the Company Stockholder Meeting (with respect to any termination under Section 8.1(h)) or prior to the termination of this Agreement (with respect to any termination under Section 8.1(b)), Section 8.1(c) or Section 8.1(d)), and (B) following the occurrence of the applicable event described in the preceding clause (A), this Agreement is terminated (x) by Parent pursuant to Section 8.1(b) or Section 8.1(c) or (y) by the Company or Parent pursuant to Section 8.1(d) (and, in the case of a termination pursuant to Section 8.1(d), the Company Stockholder Approval shall not have been obtained) or Section 8.1(h), and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to any Company Acquisition Proposal that is later consummated, or consummates any Company Acquisition Proposal (in each case whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal publicly made, proposed or communicated); provided, that for purposes of this Section 8.2(b), the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”;

(ii)         this Agreement is terminated by Parent pursuant to Section 8.1(e); or

80

(iii)        this Agreement is terminated by the Company pursuant to Section 8.1(f);

then, in the case of each of clauses (i), (ii) and (iii) of this Section 8.2(b), the Company shall pay Parent or its designee the Termination Payment, (x) in the case of Section 8.2(b)(ii), within two (2) business days after such termination, (y) simultaneously with such termination if pursuant to Section 8.2(b)(iii) or (z) in the case of only Section 8.2(b)(i), two (2) business days after the execution of a definitive agreement with respect to a Company Acquisition Proposal, or if earlier, the consummation of a Company Acquisition Proposal; it being understood that in no event shall the Company be required to pay the Termination Payment on more than one occasion. As used herein, “Termination Payment” shall mean a cash amount equal to $12,250,989; provided, however, that, in the event that the Termination Payment becomes payable as a result of a termination of this Agreement at or prior to the end of the Initial Termination Period, either by the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e), then, in either case, “Termination Payment” shall mean a cash amount equal to the sum of (1) $6,533,861, plus (2) the Expense Amount.

(c)          Notwithstanding anything in this Agreement to the contrary, if Parent provides a notice of termination and such termination could result in the obligation to pay the Termination Payment, the right to receive such Termination Payment shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties or Parent Related Parties, as applicable, for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of Parent or the Parent Operating Partnership, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement. Upon payment of the Termination Payment, none of the Company nor any of its Subsidiaries or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreements. For the avoidance of doubt, if a Party has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, such Party may elect under which provision it is providing notice of termination.

(d)          Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Termination Payment is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the recipient in the circumstances in which the Termination Payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

81

ARTICLE IX
MISCELLANEOUS

Section 9.1           Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval, by written agreement of the Company and Parent (by action taken by their respective boards of directors); provided, however, that after the approval of the Merger by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent.

(b)          At any time and from time to time prior to the Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) unless prohibited by applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2           Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate, schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Merger Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with its terms.

Section 9.3           Expenses. Except as provided in Section 8.2, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses. Notwithstanding anything to the contrary contained herein, from and after the Merger Effective Time, the Surviving Entity shall pay the amount of any Transfer Taxes incurred in connection with this Agreement and the Transactions.

Section 9.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), sent by e-mail of a .pdf attachment (notice deemed given upon written confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or the Parent Operating Partnership, to:

Omega Healthcare Investors, Inc.

303 International Circle, Suite 200

Hunt Valley, Maryland 21030

Attention: C. Taylor Pickett

Email: tpickett@OmegaHealthCare.com

82

with a copy to:

Bryan Cave Leighton Paisner LLP

One Atlantic Center, Fourteenth Floor

1201 W Peachtree Street, NW

Atlanta, Georgia 30309

Attention: Rick Miller and Terry Childers

Email: Rick.Miller@bclplaw.com and Terrence.Childers@bclplaw.com if to the Company, the Company General Partner or the Company Operating Partnership, to:

MedEquities Realty Trust, Inc.

3100 West End Avenue, Suite 1000

Nashville, Tennessee 37203

Attention: John W. McRoberts

Email: jmcroberts@medequities.com

with a copy to:

Morrison & Foerster LLP

2000 Pennsylvania Avenue NW, Suite 6000

Washington, DC 20006-1888

Attention: David P. Slotkin, Lauren C. Bellerjeau, and Andrew P. Campbell

Email: dslotkin@mofo.com, lbellerjeau@mofo.com and andycampbell@mofo.com

Section 9.5           Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Party entering into such agreement than those contained in the Company Confidentiality Agreement; provided, that any such agreement is not required to contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment of, any Company Acquisition Proposal.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, inquiry, investigation, hearing or other legal proceeding (whether sounding in contract, tort or otherwise), whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, a Governmental Authority.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with” ) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

83

“ASC 842” means Accounting Standards Codification No. 842 adopted by the Financial Accounting Standards Board.

“business day(s)” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Claim” means any threatened, asserted, pending or completed Action or inquiry, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, and whether instituted by any Party hereto, any Governmental Authority or any other Person arising out of or pertaining to matters that relate to such Covered Person’s duties (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other Transactions, including the consideration and approval thereof and the process undertaken in connection therewith) or service as a manager, director, officer, trustee, employee, agent or fiduciary of the Company or any of the Company Subsidiaries or, to the extent such Person is or was serving at the request or for the benefit of the Company or any of the Company Subsidiaries, any other entity or any Company Employee Plan maintained by any of the foregoing at or prior to the Merger Effective Time.

“Claim Expenses” means reasonable documented attorneys’ fees and all other reasonable documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, including any Action relating to a claim for indemnification or advancement brought by a Covered Person as contemplated in Section 6.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company in effect on the date hereof.

“Company Charter” means the charter of the Company in effect on the date hereof.

“Company Confidentiality Agreement” means the confidentiality agreement between the Company and Parent dated August 23, 2018 between the Company and Parent pursuant to which Parent has agreed to keep confidential evaluation material of the Company.

“Company Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 10, 2017, by and among Company Operating Partnership, as borrower, Company, the Company General Partner and MedEquities Realty TRS, LLC, a Delaware limited liability company, as guarantors, the financial institutions party thereto as lenders, and KeyBank National Association, as administrative agent for such lenders; as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of December 22, 2017, by and among the foregoing parties; as further amended by that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of October 9, 2018, by and among the foregoing parties.

84

“Company Equity Incentive Plan” means the Company’s equity and equity-based compensation plans and forms of award agreements thereunder.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Lease” means each lease, master lease, operating lease or sublease (including any triple-net lease) for commercial or retail space under which the Company or a Company Subsidiary is a lessor or sublessor with respect to each of the applicable Company Properties, together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has had or would have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impair the ability of the Company or the Company Operating Partnership to consummate the Merger on or prior to the Outside Date; provided, however, that for the purposes of clause (a), the following Effects (alone or in combination) shall not constitute a Company Material Adverse Effect: (i) any changes after the date hereof in general United States or global, financial, social or economic conditions or Effects on capital, financial, credit or securities markets generally (including changes in interest or exchange rates) to the extent that such Effects do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and in the geographic regions in which the Company and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which the Company and its Subsidiaries operate, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and in the geographic regions in which the Company and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of Parent or the Parent Operating Partnership, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom, (vii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance metrics or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (ix) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account) and (x) any Effects resulting from or relating to the matters set forth in Sections 3.8 and 3.11 of the Company Disclosure Letter.

85

“Company Operator” means any manager of any Company Properties that are not leased to Third Parties.

“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents.

“Company Stockholder Approval” means the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Company Stockholder Meeting on the Merger.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Subsidiary Governing Documents” means the organizational documents of any Company Subsidiary.

“Confidentiality Agreements” means, the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

“Contract” means any note, bond, mortgage, lien, indenture, lease, license, contract or agreement, arrangement or other instrument or obligation.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

86

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment (other than offer letters the material terms of which are limited to base salary or wage rate and participation in broad-based benefit plans and which do not provide for severance), consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former employee, officer, manager, director or consultant (or any dependent or beneficiary thereof).

“Environmental Law” means any Law (including common law) applicable to Parent or the Company, as the case may be, relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license, certificate, concession, clearance, exemption, waiver, rating, registration, variance, qualification, accreditation or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Expense Amount” means an amount not to exceed $1,500,000, equal to the sum of all reasonable, out-of-pocket expenses paid or payable by the Parent Parties in connection with this Agreement, the Merger or the other Transactions.

“Form S-4” means a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included, together with any amendments or supplements thereto.

87

“GAAP” means the U.S. generally accepted accounting principles.

“Governmental Authority” means any U.S. or foreign government (including, for each jurisdiction, Federal, provincial, state or local), or any governmental or quasi-governmental, regulatory, judicial, taxing or administrative authority, board, bureau, agency, commission, arbitration panel or self-regulatory organization.

“Government Sponsored Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Authority, whether pursuant to one or more contracts with the applicable Governmental Authority or otherwise, including Medicare, Medicaid and other state-administered programs, TRICARE, CHAMPUS, Medicare Advantage, Medicaid managed care and the Ontario Health Insurance Plan and other provincially-administered plans.

“Hazardous Substances” means (i) those substances listed in, defined in or regulated as hazardous, toxic, pollutants, contaminants or harmful to human health or the environment under any Environmental Law, including the following U.S. Federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Health Care Laws” means any and all applicable Laws of any applicable Governmental Authority concerning (i) health care or insurance fraud and abuse, including, as applicable, the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), including Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); the civil False Claims Act (31 U.S.C. § 3729 et seq.) and its state law counterparts, the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801–3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a), the Federal Health Care Fraud Law (18 U.S.C. § 1347); (ii) pharmacology and dispensing medicines or controlled substances, including the Federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.); (iii) privacy and data security for patient information, medical record retention, privacy, security, patient confidentiality, and informed consent, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d–1329d-9), and the Health Information Technology for Economic and Clinical Health Act and any rules or regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act), including, specifically, regulations setting forth conditions of participation for skilled nursing facilities; (v) Medicaid (Title XIX of the Social Security Act); (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173); (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the HealthCare and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) quality, safety and accreditation standards and requirements of all applicable state or provincial Laws or regulatory bodies; (ix) the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including hospitals, skilled nursing facilities, assisted living facilities, independent living facilities, long term care homes and memory care facilities; (x) the employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (xi) financial relationships between referral sources and referral recipients, including, but not limited to the Federal Stark Law (42 U.S.C. 1395nn et seq.), any applicable state physician self-referral laws, any state corporate practice of medicine laws, and all state laws regarding fee-splitting; and (xii) life safety codes. “Health Care Laws” also means the Laws of any foreign jurisdiction in which a Party or its Subsidiaries and Affiliates operate that are analogous to those Laws identified in items (i) through (xii) above.

88

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases and, without duplication, leases which would be classified as “finance leases” under ASC 842 (regardless of the date of implementation thereof), (e) all obligations in respect of bankers acceptances or letters of credit, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee (other than customary non-recourse carve-out or “bad boy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Initial Termination Period” means the later of (i) 11:59 p.m. (New York City time) on the date that is thirty (30) days following the date of this Agreement, and (ii) 11:59 p.m. (New York City time) on the first business day after the end of all Company Change Notice periods in Section 5.3(c) (including any subsequent notice periods thereunder) applicable to any potential Company Superior Proposal (including as revised or amended), so long as the applicable determination by the Company Board that the applicable potential Company Superior Proposal could reasonably be expected to lead to a Company Superior Proposal occurs on or prior to 11:59 p.m. (New York City time) on the date that is thirty (30) days following the date of this Agreement.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, trade dress, logos, taglines, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and other proprietary information and rights, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations (the items in clauses (a) through (f), “Intellectual Property”).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

89

“IRS” means the United States Internal Revenue Service.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed on Section 9.5 of the Parent Disclosure Letter with respect to Parent or the Parent Operating Partnership, or (b) the Persons listed on Section 9.5 of the Company Disclosure Letter with respect to the Company or the Company Operating Partnership.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Authority having the effect of law.

“Legal Proceeding” means any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Negative Pledge” means any agreement that in whole or in part prohibits the creation of any lien, pledge, hypothecation, assignment, mortgage, security interest, deposit arrangement, charge or preference, priority or preferential arrangement (including any conditional sale or other title retention agreement, and any financing lease having substantially the same exconomic effect as any of the foregoing) on any assets of a Person; provided, however, that an agreement which establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that does not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Agreement, nor shall any agreement which would otherwise constitute a “Negative Pledge” as defined above, if such agreement is not prohibited under the material Indebtedness agreements of Parent and the Parent Operating Partnership.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means any transaction in relation to the business of a Person that constitutes an ordinary day-to-day business activity of such business conducted in a reasonable and businesslike manner consistent with the past practices of such business prior to Closing.

“Outside Date” means June 30, 2019.

“Parent Bylaws” means the bylaws of Parent in effect on the date hereof.

90

“Parent Charter” means the charter of Parent in effect on the date hereof.

“Parent Common Stock” means the Parent’s common stock, par value $0.10 per share.

“Parent Confidentiality Agreement” means the confidentiality agreement between the Company and Parent dated December 28, 2018 between the Company and Parent pursuant to which the Company has agreed to keep confidential evaluation material of Parent.

“Parent Equity Incentive Plan” means the Parent’s equity and equity-based compensation plans and forms of award agreements thereunder.

“Parent Lease” means each lease, master lease, operating lease or sublease (including any triple-net lease) for commercial or retail space under which Parent or a Parent Subsidiary is a lessor or sublessor with respect to each of the applicable Parent Properties, together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has had or would have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impair the ability of Parent to consummate the Merger on or prior to the Outside Date; provided, however, that for the purposes of clause (a) the following Effects (above or in combination) shall not constitute a Parent Material Adverse Effect: (i) any changes after the date hereof in general United States or global financial, social or economic conditions or Effects on capital, financial, credit or securities markets generally (including changes in interest or exchange rates) to the extent that such Effects do not disproportionately have a greater adverse impact on the Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and in the geographic regions in which Parent and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which Parent and its Subsidiaries operate, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries and in the geographic regions in which Parent and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Company, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom, (vii) any failure by the Parent to meet any internal or published projections, estimates or expectations of the Parent’s revenue, earnings or other financial performance metrics or results of operations for any period, in and of itself, or any failure by the Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (ix) any reduction in the credit rating of the Parent or the Parent Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account).

91

“Parent Operator” means any manager of any Parent Properties that are not leased to Third Parties.

“Parent Option” means options to purchase shares of Parent Common Stock.

“Parent OP Unit” means a unit of limited partnership interest in the Parent Operating Partnership.

“Parent Operating Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Parent Operating Partnership, dated April 1, 2015.

“Parent Related Parties” means Parent, the Parent Operating Partnership and each of their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents.

“Parent Subsidiary” means a Subsidiary of Parent.

“Person” means any individual, corporation, limited liability company, business trust, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Proxy Statement” means a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting, together with any amendments or supplements thereto.

“Qualified REIT Subsidiary” means a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“Representatives” means, when used with respect to a Party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Party, as applicable, and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

92

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (together with related schedules, annexes and exhibits), including any such obligations or liabilities thereunder.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a counterparty to such Swap Contracts).

“Takeover Statute” means a state “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar takeover or anti-takeover statute or regulation.

“Tax” or “Taxes” means all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with all interest, penalties and additions to tax imposed with respect thereto, whether disputed or not) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.

93

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxable REIT Subsidiary” means a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

“Third Party” means any Person (other than a Party to this Agreement or their respective Affiliates) or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act).

“Third Party Payor” means any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder, and any state law analogs or statutes or regulations of similar effect, including any statutes or regulations that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

“Willful Breach” means a material breach that is a consequence of a deliberate and willful act undertaken by the breaching Party with the actual knowledge that the taking of such act would be reasonably expected to cause a material breach of this Agreement.

Section 9.6           Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Articles of Merger”	Section 1.3
“Base Premium”	Section 6.4(c)
“Book-Entry Shares”	Section 2.2(b)
“Cash Consideration”	Section 2.1(a)
“Charter Restrictions”	Section 6.5
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Acquisition Proposal”	Section 5.3(i)
“Company Alternative Acquisition Agreement”	Section 5.3(a)

94

“Company Adverse Recommendation Change”	Section 5.3(e)
“Company Board”	Recitals
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Change Notice”	Section 5.3(f)
“Company Common Stock”	Recitals
“Company Development Contracts”	Section 3.17(k)
“Company Development Properties”	Section 3.17(k)
“Company Disclosure Letter”	Article III
“Company Employee”	Section 6.13(a)
“Company Employee Benefit Plans”	Section 3.13(a)
“Company General Partner”	Recitals
“Company Insurance Policies”	Section 3.20
“Company Intervening Event”	Section 5.3(i)
“Company Material Contract”	Section 3.18(a)
“Company Operating Partnership”	Preamble
“Company Parties”	Preamble
“Company Pending Investments”	Section 5.1(b)(vii)
“Company Permits”	Section 3.6(a)
“Company Permitted Dividends”	Section 5.1(b)(iii)
“Company Permitted Liens”	Section 3.17(b)
“Company Preferred Stock”	Section 3.3(a)
“Company Properties”	Section 3.17(a)
“Company Quarterly Dividends”	Section 5.1(b)(iii)
“Company Restricted Shares”	Section 3.3(a)
“Company RSUs”	Section 3.3(a)
“Company SEC Documents”	Section 3.7(a)
“Company Shares”	Recitals
“Company Subsidiary Partnership”	Section 3.12(h)
“Company Superior Proposal”	Section 5.3(i)
“Company Tax Protection Agreements”	Section 3.12(h)
“Company Third Party”	Section 3.17(h)
“Company Title Insurance Policies”	Section 3.17(j)
“Covered Persons”	Section 6.4(b)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratio”	Section 2.1(a)
“Existing Company Loan”	Section 3.10
“Existing Parent Loan”	Section 4.10
“Fractional Share Consideration”	Section 2.1(a)
“Indemnification Agreements”	Section 6.4(a)
“Interim Period”	Section 5.1(a)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Effective Time”	Section 1.3
“MGCL”	Recitals

95

“Parent”	Preamble
“Parent Board”	Recitals
“Parent Board of Directors”	Recitals
“Parent Development Properties”	Section 4.15(j)
“Parent Disclosure Letter”	Article IV
“Parent Employee Benefit Plans”	Section 4.13(a)
“Parent Insurance Policies”	Section 4.18
“Parent Material Contract”	Section 4.16(a)
“Parent Parties”	Preamble
“Parent Operating Partnership”	Preamble
“Parent Permits”	Section 4.6(a)
“Parent Permitted Dividend”	Section 5.2(b)(iii)
“Parent Permitted Liens”	Section 4.15(a)
“Parent Preferred Stock”	Section 4.3(a)
“Parent Properties”	Section 4.15(a)
“Parent SEC Documents”	Section 4.7(a)
“Parties”	Preamble
“Party”	Preamble
“Pre-Closing Dividend”	Section 2.1(d)
“REIT”	Recitals
“REIT Dividend”	Section 6.11(a)
“Remedies Exception”	Section 3.4(a)
“SDAT”	Section 1.3
“Security Holder Litigation”	Section 6.8
“Share Issuance”	Recitals
“Signing Capitalization”	Section 3.3(a)
“Stock Consideration”	Section 2.1(a)
“Surviving Entity”	Section 1.1
“Termination Payment”	Section 8.2(b)
“Transfer Taxes”	Section 6.10(c)
“Window Period Bidder”	Section 5.3(a)
“Window Period End Time”	Section 5.3(a)

Section 9.7           Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” except when preceded by a negative predicate. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America (unless otherwise expressly provided herein). The use of “or” means “and/or” unless expressly indicated otherwise. If the end of any period is not a business day, then such period is automatically deemed to be extended to the next succeeding business day.

96

Section 9.8           Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.9           Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except (i) as provided in Section 6.4 and (ii) the right of the former holders of Company Common Stock (including Company Restricted Shares) to receive, from and after the Merger Effective Time, the applicable Merger Consideration in accordance with Section 2.2, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.10         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11         Governing Law; Jurisdiction.

(a)          This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

97

(b)          All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or Federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland) and the United States District Court for the State of Maryland for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transaction brought by any Party, (ii) agrees not to commence any such Legal Proceeding except in such courts, (iii) agrees to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland), (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding. Each of the Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 9.12         Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

Section 9.13         Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

98

Section 9.14         Enforcement; Remedies.

(a)          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.14, it is agreed that in the event of a breach prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)          It is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s obligation pursuant to the terms of this Agreement to consummate the Merger only in the event that each of the following conditions have been satisfied: (i) all of the conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a material breach by Parent or the Parent Operating Partnership of their representations, warranties, covenants or agreements contained in this Agreement) and (ii) Parent has failed to complete the Closing in accordance with Section 1.2.

(d)          It is acknowledged and agreed that Parent shall be entitled to specific performance of the Company’s obligation pursuant to the terms of this Agreement to consummate the Merger only in the event that each of the following conditions have been satisfied: (i) all of the conditions in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a material breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement) and (ii) the Company has failed to complete the Closing in accordance with Section 1.2.

(e)          The Parties’ right to obtain specific performance is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

[Remainder of Page Intentionally Left Blank]

99

IN WITNESS WHEREOF, Parent, Parent Operating Partnership, the Company, the Company General Partner and the Company Operating Partnership have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
Name: C. Taylor Pickett
Title: President and Chief Executive Officer

PARENT OPERATING PARTNERSHIP:

OHI HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

By: OMEGA HEALTHCARE INVESTORS, INC., its General Partner

By:	/s/ C. Taylor Pickett
Name: C. Taylor Pickett
Title: President and Chief Executive Officer

[Signatures continued on following page]

Signature Page to Agreement and Plan of Merger

[Signatures continued from previous page]

COMPANY:

MEDEQUITIES REALTY TRUST, INC.

By:	/s/ John W. McRoberts
Name: John W. McRoberts
Title: Chief Executive Officer

COMPANY GENERAL PARTNER:

MEDEQUITIES OP GP, LLC

By: MEDEQUITIES REALTY TRUST, INC., its sole member

By:	/s/ John W. McRoberts
Name: John W. McRoberts
Title: Chief Executive Officer

COMPANY OPERATING PARTNERSHIP:

MEDEQUITIES REALTY OPERATING PARTNERSHIP, LP

By: MEDEQUITIES OP GP, LLC, its General Partner

By: MEDEQUITIES REALTY TRUST, INC., its sole member

By:	/s/ John W. McRoberts
Name: John W. McRoberts
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger